As filed with the Securities and Exchange Commission on September 13, 2000
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                 ----------------------------------------------


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                 ----------------------------------------------


                                BIOSYNTECH, INC.
              (Exact Name of Small Business Issuer in Its Charter)

            Nevada                              9995                              88-0329399
(State or Other Jurisdiction of         (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)          Classification Code Number)         Identification Number)


                          475 Boulevard Armand-Frappier
                          Laval, Quebec, Canada H7V 4B3
                                 (450) 686-2437
                 ----------------------------------------------
         (Address and Telephone Number, of Principal Executive Offices)

                               [Dr. Amine Selmani]
                       Chairman of the Board and President
                                BioSyntech, Inc.
                          475 Boulevard Armand-Frappier
                          Laval, Quebec, Canada H7V 4B3
                                 (450) 686-2437
                 ----------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                              David J. Adler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                           (212) 935-1787 (Facsimile)
                 ----------------------------------------------


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                 ----------------------------------------------

                         CALCULATION OF REGISTRATION FEE


                                                                              Proposed
   Title of Each Class of                            Proposed Maximum          Maximum          Amount of
         Securities              Amount to be       Aggregate Offering        Aggregate        Registration
      to Be Registered            Registered        Price Per Share(1)     Offering Price          Fee

Common Stock, $.001 par           7,537,036              $3.4375             $25,908,561      $7,202.58
value per share


(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) based on the average of the high and low sale prices of the Company's Common Stock as reported on the Over the Counter Electronic Bulletin Board on September 11, 2000.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.



================================================================================

         We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities had been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2000

                             PRELIMINARY PROSPECTUS

                        7,537,036 Shares of Common Stock



                                BIOSYNTECH, INC.



          This prospectus relates to shares of our common stock that may be offered for resale by the selling stockholders listed on pages 34 -36 through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock.


         Our common stock is listed on the Over the Counter Electronic Bulletin Board under the symbol "BSYI." On September 11, 2000, the closing price of our common stock was $3.4375 per share.


    AN INVES(TM)ENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING IN OUR COMMON STOCK, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS
                     BEGINNING ON PAGE 5 OF THIS PROSPECTUS.


                                -----------------



                  The date of this prospectus is September 13, 2000.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY...........................................................-3-

RISK FACTORS.................................................................-5-

USE OF PROCEEDS.............................................................-11-

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS....................-11-

DESCRIPTION OF BUSINESS.....................................................-12-

MANAGEMENT'S DISCUSSION AND ANALYSIS AND
PLAN OF OPERATION...........................................................-25-

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ...............-29-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............-31-

EXECUTIVE COMPENSATION......................................................-32-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................-34-

SELLING STOCKHOLDERS .......................................................-34-

PLAN OF DISTRIBUTION .......................................................-36-

DESCRIPTION OF CAPITAL STOCK................................................-37-

EXPERTS  ...................................................................-37-

LEGAL MATTERS...............................................................-38-

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..............................-38-

WHERE YOU CAN FIND MORE INFORMATION.........................................-38-



INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

                               PROSPECTUS SUMMARY

         This summary highlights information contained in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements. Unless otherwise indicated, all information in this prospectus gives effect to the conversion into 7,537,036 shares of our Common Stock, $.001 par value (the "Common Stock") of exchangeable preferred stock of our subsidiary, Bio Syntech Canada, Inc. Some of the statements contained in this summary, as well as the sections entitled "Risk Factors," "Plan of Operations" and "Description of Business" are forward-looking. These statements include those concerning strategy and plan of operations and the ability to obtain financing, competitive pressure in the industry, legal proceedings, regulatory matters and general economic conditions. Actual results may differ materially from those suggested by the forward- looking statements for various reasons, including those discussed under "Risk Factors." All references to "the Company," "we," "our," or "us" refer to the operations BioSyntech, Inc.

                                BioSyntech, Inc.

         We were incorporated in the State of Nevada on December 14, 1994. We are an advanced biomaterials company specialized in tissue engineering (the repair of damaged tissue in the human body, such as bone or cartilage). We are also engaged in the development of advanced injectable biomaterials for the delivery of cells and genetic material and biotherapeutic agents. We have had limited revenues and our future operations are dependent upon our receiving the financing necessary to complete research and development projects and market our products. We are unsure whether we can complete the development of our products, or if we complete them whether we can successfully market them or generate sufficient revenues to fund our future operations or additional research, development and marketing.

         Our research and development efforts, (either alone or together with our corporate partners), are focused on maximizing the multiple benefits of our core technologies, which include tissue engineering, the therapeutic delivery of cells, genetic material for site specific gene therapy and the delivery of biotherapeutic agents such as proteins and peptides. Our technologies apply to diverse specialties: Orthopedics and Rheumatology which includes cartilage injuries and diseases as well as bone injuries and diseases, vaccines, and the delivery of biotherapeutic agents.

         We also have an instrumentation division. We have developed the ARTHRO-BST(TM), an arthroscopic device providing precise and non-destructive diagnosis of articular cartilage quality, and the Mach-1(TM) Mechanical Tester, a universal mechanical testing system for specimens with dimensions between hundreds of microns and a few centimeters.

         Our functional currency is the Canadian dollar. All amounts presented in this registration statement on Form SB-2 (the "Registration Statement") in US currency are identified as such. Other amounts are expressed in Canadian dollars. See "Currency Exchange Rates" for a description of the exchange rate for the Canadian dollar per one United States dollar as of March 31, 1999 and March 31, 2000 and as of June 30, 1999 and June 30, 2000.

         Our address is 475 Boulevard Armand-Frappier, Laval, Quebec, Canada H7V 4B3. Our telephone number is (450) 686-2437.


                                  The Offering

Common Stock Being Offered...................        7,537,036 shares

Common Stock Outstanding Prior to this Offering..    29,182,250 shares (1)

Common Stock to be Outstanding after the Offering.   29,182,250 shares (1)

Use of proceeds................................  We  will  receive  no  proceeds from the sale of the  shares by
                                                 the selling stockholders listed
                                                 on pages 34 to 36 (the "Selling
                                                 Stockholders").



(1) Based on the number of shares of Common Stock outstanding on August 31, 2000. This number excludes 1,500,000 shares reserved for issuance upon the exercise of options granted under the Bio Syntech Canada, Inc. Stock Option Plan, 2,500,000 shares of Common Stock reserved for issuance upon the exercise of options to be granted under the BioSyntech, Inc. Stock Option Plan, and 2,380,214 shares issuable upon exercise of outstanding warrants.

                                  Risk Factors

         An investment in the shares of Common Stock offered hereby involves a high degree of risk, including without limitation our accumulated deficit, historical and projected future operating losses; dependence upon new products and uncertain market acceptance of our products; lack of revenue and limited operating history. An investment in the shares of Common Stock offered herein should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors."

                                  RISK FACTORS

         An investment in our Common Stock involves a high degree of risk, In addition to the other information contained in this prospectus, you should carefully consider the following risk factors and other information in the prospectus before investing in our Common Stock.


         We expect that we will incur losses for the foreseeable future.

         We have had net operating losses since being founded and currently have an accumulated deficit. These losses consist of research and development costs, the costs of acquiring rights to research and development performed by others and general and administrative expenses. We expect to have substantial additional expenses over the next several years as our research and development activities and the process of seeking regulatory approval of our products, including clinical trials, accelerate. Because we do not expect to have significant revenues from the sale of products for several years, if ever, we expect that such expenses will result in additional losses.

         Our future profitability depends, in part, on:

         o        Obtaining regulatory approval for our products;
         o        Entering  into   agreements   to  develop  and   commercialize
                  products;
         o Developing the capacity to manufacture and market products or entering into agreements with others to do so;
         o        Market acceptance of our products;
         o The ability to obtain additional research and development funding from our collaborative partners; and
         o        The ability to achieve certain product development milestones.

         We may not achieve any or all of these goals and, thus, are unable to predict whether we will ever achieve significant revenues or profits. Even if we receive regulatory approval of one or more of our products, we may not achieve significant commercial success.

         We need to spend substantial funds to become profitable.

         We need to spend substantial amounts of money before we can be profitable. The amount we will spend, and when we will spend it, will depend, in part, on:

         o How our research and development programs, including clinical trials, progress;
         o How much time and expense will be required to receive FDA approval for our product candidates;
         o The cost of building, operating and maintaining manufacturing facilities;
         o        How many  product  candidates  we pursue;  o How much time and money we need to prosecute and enforce patent rights;
         o        How competing technological and market developments affect our product candidates;
         o The cost of possible acquisitions of drug delivery technologies, products or companies; and
         o The cost of obtaining licenses to use technology owned by others.

         We will need additional financing to continue our operations as planned.

         We will seek funds by issuing equity and debt securities and through arrangements with our collaborative partners. If we issue equity securities, our present stockholders will suffer dilution. If we issue debt securities, we will face the risks associated with debt, including rises in interest rates and insufficient cash flow to pay the principal of and interest on our debt securities. We are unable to predict whether additional equity or debt financing will be available to us, on favorable terms or at all. If sufficient financing is unavailable on a timely basis, we may curtail one or more development programs or transfer rights in products that could later prove to be of great value.

         Our delivery technologies may not produce safe, useful or commercially viable products.

          To be profitable, we must develop, manufacture and market our products, either alone or by collaborating with others. This could take several years and we may never be successful in bringing our product candidates to the market. Additionally, our success in preclinical and early clinical trials does not ensure that large scale clinical trials will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent further clinical development or regulatory approvals. The product may:

          o Be shown to be ineffective or to cause harmful side effects during preclinical testing or clinical trials;
          o Fail to receive regulatory approval on a timely basis or at all;
          o       Be hard to  manufacture  on a large  scale;
          o       Be  uneconomical;
          o       Not be pursued by our collaborative partner;
          o       Not be prescribed by doctors or accepted by patients; or
          o       Infringe on proprietary rights of another party.

         The FDA may not approve our product candidates.

         FDA approval is required to manufacture and market pharmaceutical products in the United States. The process to receive this approval is extensive and includes preclinical testing and clinical trials to demonstrate safety and usefulness, and a review of the manufacturing process to ensure compliance with good manufacturing practices. This process can last many years and be very costly and still be unsuccessful. The length of time necessary to complete clinical trials and receive approval for product marketing by regulatory authorities varies significantly by product and indication and is difficult to predict. FDA approval can be delayed, limited or denied for many reasons, including:

         o        A product candidate may not be safe or effective;
         o Data from preclinical testing and clinical trials can be interpreted by FDA officials in different ways than we interpret it;
         o The FDA might not approve our manufacturing processes or facilities;
         o The FDA may change its approval policies or adopt new regulations; and
         o A product candidate may not be approved for all the uses we requested.

         Countries other than the United States, including Canada, have similar requirements. The process of getting approvals in foreign countries is subject to delay and failure for the same reasons.

         We are subject to extensive government regulations and we may not be able to obtain regulatory approvals.

         Our product candidates are subject to broad government regulation. In the United States, the FDA regulates, among other things, the development, testing, manufacture, safety, usefulness, record-keeping, labeling, storage, approval, advertising, promotion, sale and distribution of biopharmaceutical products. If our products are marketed in other countries, they will also be subject to extensive regulation by foreign governments. Certain material changes to an approved product, such as manufacturing changes or additional labeling claims, are subject to further FDA review and approval. Any required approvals, once obtained, may be withdrawn. Further, if we fail to comply with FDA and other regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including:

         o        Delays, warning letters and fines;
         o        Product recalls or seizures and injunctions on sales;
         o        Refusal  of  the  FDA  to  review  pending   market   approval
                  applications or supplements to approval applications;
         o        Total  or  partial  suspension  of  production;
         o        Withdrawals of previously approved marketing applications; and
         o        Civil penalties and criminal prosecutions.

         We rely on collaborators.

         Our present and future arrangements with collaborators and licensors may be critical to the success in bringing some of our biotherapeutic products to the market. We are designing delivery systems for medications and drug products that are protected by our licensees' (or collaborators') patents. In some cases, we depend on these parties to conduct preclinical testing and clinical trials and to provide funding for our development programs. Some of our collaborators can terminate their agreements with us for no reason and on limited notice. We are unsure whether any of these relationships will continue.

         Our present plans call for us to develop the capabilities to manufacture our own products in commercial quantities. We may rely upon our collaborators and or licensees for the marketing and sales of our products. If we are unable to reach satisfactory agreements with our collaborators or with third parties, we would incur substantial additional costs and would experience substantial delay in commercializing most of our products.

         We have limited means of enforcing our collaborators' or licensees' performance or of controlling the resources they devote to our programs. If a collaborator fails to perform, the research, development or commercialization program on which it is working will be delayed. If this happens, we may have to stop the program entirely.

         Disputes may arise between us and a collaborator and may involve the issue of which of us owns the technology that is developed during a collaboration. Such a dispute could delay the program or result in expensive arbitration or litigation, which we might not win. A collaborator may choose to use its own or other technology to deliver its drug or cell product. Our collaborators could merge with or be acquired by another company or financial or operational difficulties that could adversely affect our programs.

         We may indirectly be subject to some professional guidelines.

         In addition to government agencies that promulgate regulations and guidelines directly applicable to us and our products, private health/science foundations and organizations involved in various diseases may also publish, from time to time, guidelines or recommendations to the healthcare and patient communities. These private organizations may make recommendations that affect the usage of certain therapies, drugs or procedures, including our products. Such recommendations may relate to such matters as usage, dosage, route of administration and use of concomitant therapies. Recommendations or guidelines that are followed by patients and healthcare providers and that result in, among other things, decreased use of our products could have a material adverse effect our operations. In addition, the perception that such recommendations or guidelines will be followed could adversely affect prevailing market prices for our Common Stock.

         Rapid technological change could render our therapeutic delivery systems obsolete or noncompetitive.

         Major technological changes can occur quickly in the biotechnological and pharmaceutical industries. The development by competitors of technologically improved or different products may make our product candidates obsolete or noncompetitive.

         The competitive nature of our industry could adversely affect market acceptance of our products.

         Our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any product candidate that we develop will depend on a number of factors, including:

         o        Demonstration of their usefulness and safety;
         o        Their relative cost;
         o        Their  advantage  or  disadvantage   compared  to  alternative
                  methods;
         o        The marketing and distribution support they receive; and
         o        Reimbursement policies of government and third-party payors.

         Our products may compete with new products currently under development by others or with products that may cost less than our products. Our actual and potential competitors include other therapeutic delivery companies, biotechnology and pharmaceutical companies, academic and research institutions and government agencies. Many have greater name recognition and greater financial, research and development, marketing and personnel resources than we do. Many have greater experience in testing and clinical trials and in the regulatory process.

         Proprietary protection for our products is important and uncertain.

         The following factors are important to our success:

         o Receiving patent protection for our product candidates and those of our collaborators;
         o        Maintaining  our  trade  secrets;
         o        Not infringing on the proprietary rights of others; and
         o        Preventing others from infringing our proprietary rights.

         We can protect our proprietary rights from unauthorized use by third parties only if these rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

         We try to protect our proprietary position by filing United States, Canada, and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. The patent position of biopharmaceutical companies involves complex legal and factual questions. Therefore, enforceability of patents cannot be projected with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may provide no protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If patents do issue, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. The laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.

         We also rely on trade secrets, know-how and technology, which we try to protect by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees and consultants. Any of these parties may breach the agreement and disclose our confidential information or our competitors might learn of the information in some other way.

         Efforts  to  keep  down  the  cost  of  healthcare   may  threaten  our
profitability.

         Third-party payors, which include governments and private health insurers, are increasingly challenging the prices charged for medical products and services. In their attempts to reduce healthcare costs, they have also been limiting their coverage and reimbursement levels for new drugs. In some cases, they are refusing to cover the costs of drugs that are not new but are being used for newly approved purposes. Patients who use a product that we may develop might not be reimbursed for its cost. If third-party payors do not provide adequate coverage and reimbursement for our products, if and when they reach the market, doctors may not prescribe them or patients may not use them.

         The federal government and various state governments have considered proposals to regulate the prices of prescription drugs, as is done in certain foreign countries. We expect that there will be more proposals like these. If any of these proposals are enacted, we may receive a lower price for our products, if and when they reach the market, than we currently estimate. Lack of adequate reimbursement or the enactment of price controls would have a material adverse effect on our business and financial condition.

         We may be unable to retain our key executives and research and development personnel.

         Our success depends on the services of key employees in executive and research and development positions, notably our Chairman of the Board of Directors and President, Dr. Selmani and our Chief Executive Officer, Marie-Claire Pilon. The loss of the services of one or more of our key employees could have a material adverse effect on our operations.

         Our insurance coverage may be insufficient for product liability claims.

         The testing and marketing of bio-therapeutic and medical products, even after FDA approval, have an inherent risk of product liability. We anticipate we will obtain product liability insurance coverage in a limited amount at the time that our operations warrant it. Our profitability will be affected by a successful product liability claim in excess of any insurance coverage that may be in effect at such time. We are unsure whether product liability insurance will be available in the future on reasonable terms or at all.

         Our operating results may be affected by foreign exchange fluctuations.

         We expect a substantial portion of our revenues to be based on sales and services rendered to come from the United States, while a significant amount of our operating expenses will be incurred in Canada. As a result, our financial performance will be affected by fluctuations in the value of the U.S. dollar to the Canadian dollar. At the present time, we have no plan or policy to utilize forward contracts or currency options to minimize this exposure, and even if these measures are implemented, we are unsure whether these arrangements will be available, be cost effective or be able to fully offset such future currency risks.

         We will pay no dividends on our Common Stock.

         We have not paid cash dividends on our Common Stock and do not expect to do so in the foreseeable future.

         Future   issuance  of  shares  of  Common  Stock  may  dilute   present
stockholders.

         Our stockholders may experience a substantial dilution in the percentage of the Common Stock they hold if we issue all or part of the remaining authorized Common Stock in the future. Moreover, we may value any Common Stock issued in the future on a basis other than the current market price of the Common Stock. Dilution could also occur if we issue our Common Stock for future services or acquisitions or other corporate actions. These actions could depress the market price of our Common Stock.

         Our Common Stock is regulated as a "penny stock."

         Under United States securities regulations, "penny stocks" generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market. Our Common Stock is subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our Common Stock. The "penny stock rules" will not apply if the market price of our Common Stock is $5.00 or greater. There can be no assurance that the price of our Common Stock will attain such a level.

         We can give no assurances that our forward looking statements will be correct.

         Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this Prospectus. These forward-looking statements reflect our views with respect to future events and financial performance. The words, "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this Prospectus. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Currency Exchange Rates

         All dollar amounts stated in this Prospectus are in Canadian dollars, except where otherwise specifically indicated. The following table sets forth, for the dates indicated, the rates at the specific date for the Canadian dollar per one U.S. dollar, each expressed in Canadian dollars and based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Bank of Canada:


                                           Fiscal Year Ended March 31,
                                             1999              2000
                                             ----              ----

Rate at end of period                        1.5175            1.4494
Average rate during the period               1.5038            1.4713
High of the period                           1.5450            1.4923
Low for the period                           1.4310            1.4489

                                           Quarter Ended June 30,
                                             1999               2000
                                             ----               ----

Rate at end of period                        1.4630             1.4806
Average rate during the period               1.4728             1.4803
High of the period                           1.5040             1.5108
Low for the period                           1.4465             1.4497

                                 USE OF PROCEEDS

         This prospectus relates to an aggregate of 7,537,036 shares of Common Stock that may be sold from time to time by the Selling Stockholders, all of which are issuable upon the exchange on a one-to-one basis of Class A Shares (as defined herein) held by them. Although we will pay the expenses of registration of these shares, including legal and accounting fees, we will not receive any proceeds from the sale of the shares of Common Stock. All net proceeds from the sale of the Common Stock will go to the Selling Stockholders.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


         The Common Stock has been eligible for trading on the Over The Counter Electronic Bulletin Board since the third quarter of the fiscal year ended March 31, 2000. The following table sets out the high and low bid prices of the Common Stock during the periods indicated. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.


         Fiscal Year        Quarter                 High (US $)       Low (US $)
         -----------      ------------              -----------       ----------

            2000          3rd quarter               $0.0000           $0.0000

                          4th quarter               $8.5625           $3.7500

            2001          1st quarter               $5.50             $3.000

                          2nd quarter               $5.00             $2.968
                          (Until September 9, 2000)


         According to information furnished to the Company by the transfer agent for the Common Stock, as of August 31, 2000, there were 61 holders of record of the Common Stock, including depositories.

Dividend Policy

         The Company has never declared or paid any cash dividends on its Common Stock and presently anticipates that any future earnings will be retained for the development of its business. The payment of future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company, and general business conditions.

                             DESCRIPTION OF BUSINESS

         The following Business section contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. See "Risk Factors" relating to forward-looking statements. The consolidated financial statements included in this Registration Statement are the continuation of the financial statements of Bio Syntech Ltd., which is treated for accounting purposes as the acquirer of BioSyntech, Inc. (together with its subsidiary, Bio Syntech Canada, Inc., also referred to as "we," "us" , "our" or the "Company"). Bio Syntech Ltd. had a fiscal year-end of March 31 and accordingly March 31 will continue to be used as the Company's year-end. See "History of the Company" for a description of the transactions involving Bio Syntech Ltd. and the Company. The Company's functional currency is the Canadian dollar. All amounts presented in this Registration Statement in US currency are identified as such. Other amounts are expressed in Canadian dollars. See
"Currency Exchange Rates" for a description of the exchange rate for the Canadian dollar per one United States dollar as of March 31, 1999 and March 31, 2000 and as of June 30, 1999 and June 30, 2000.

1.1 General

         The Company is a Nevada corporation incorporated on December 14, 1994. We are an advanced biomaterials company specialized in tissue engineering (the repair of damaged tissue in the human body, such as bone or cartilage). We are also engaged in the development of advanced injectable biomaterials for the delivery of cells and genetic material and biotherapeutic agents. We have had limited revenues and our future operations are dependent upon our receiving the financing necessary to complete research and development projects and market our products. We are unsure whether we can complete the development of our products, or if we complete them whether we can successfully market them or generate sufficient revenues to fund our future operations or additional research, development and marketing.

         Our research and development efforts, (either alone or in collaboration with our corporate partners), are focused on maximizing the multiple benefits of our core technologies, which include tissue engineering, the therapeutic delivery of cells, genetic material for site specific gene therapy and the delivery of biotherapeutic agents. Our technologies apply to diverse specialties: Orthopedics and Rheumatology, which includes cartilage injuries and diseases as well as bone injuries and diseases, vaccines, and the delivery of biotherapeutic agents.

         We also have an instrumentation division. We have developed the ARTHRO-BST(TM), an arthroscopic device providing precise and non-destructive diagnosis of articular cartilage quality, and the Mach-1(TM) Mechanical Tester, a universal mechanical testing system for specimens with dimensions between hundreds of microns and a few centimeters.


1.2 Tissue Engineering and Therapeutic Delivery

         The overall goal of tissue engineering is the promotion of the repair of diseased or injured tissue or organs using therapeutics to regenerate or heal with a functional normal tissue. This is in contrast to the approach of replacing an organ with an artificial device. It has been recognized that artificial organs, although sometimes necessary for short-term relief, usually have an inadequate working life expectancy. The newer approach of tissue engineering often involves the transplantation of living normal cells that have been expanded in the laboratory. The procedure of normal cell transplantation requires an accurate positioning of the cell at the site where it is to perform its therapeutic benefit. This positioning is often accomplished by providing to existing cells an exogenous matrix containing new cells and facilitating the correct placement of the new cells within the body. Biomaterials developed for this purpose consist of either biodegradable or non-biodegradable materials in a number of physical forms such as films, sponges, beads and hydrogels. These materials must sustain cell viability and promote normal cellular activity. Biomaterials, which do not require surgical implantation, are believed to have a greater chance of success because of the reduced chance of complications during the injection procedure and the potential for a faster recovery and shorter hospital stay. Injectable biomaterials as carriers for cell delivery are therefore an active area of development for this field of application.

         The Company's therapeutic delivery technologies- either pursued alone or in collaboration with a partner- aim at effectively delivering cells, genetic material for site specific gene therapy and the delivery of biotherapeutic agents such as proteins and peptides.

         The Company has developed three platform technologies, all aimed at the promotion of tissue repair and of the generation of solutions to efficiently deliver biologically active therapeutics:

         o BST-Gel(TM): An injectable thermosensitive (heat-sensitive) self-forming hydrogel (water-based gel) for the delivery of therapeutic agents or genetic material. The key functionality of the gels is that they are injected as liquid and become a solid gel in vivo (in the body).

         o BST-Cargel(TM): Chondrocytes (cartilage cells) in an adhesive heat sensitive gel delivered arthroscopically (non-invasive examination of the knee) with biotherapeutic agents for the treatment and repair of cartilage defects.

         o BST-Spheres: We have developed and patented a proprietary process to generate microspheres (small spheres) for the delivery of therapeutic agents. The BST-Spheres are free of organic solvents (oil-based liquids in which another substance can be dissolved) and are adaptable to a wide range of biomaterials that are either biodegradable or non-biodegradable. The BST-Spheres can be adapted for the delivery of a broad spectrum of drug types, from small to large molecules. The BST-Spheres can be used in the injectable form for the delivery of sustained release medications (medications with a long duration of action).

         BST-Gel(TM) is a family of polymeric (a compound made by linking a number of small molecules) gels that are liquid at low temperatures and solid at the temperature of the human body. This injectable delivery system is derived from natural sources and contains no toxic chemicals such as chemical cross-linkers, organic solvents, (oil-based liquids in which another substance can be dissolved) or detergents. One of its key properties is its in situ (localized) gelling after its injection in liquid form, thus forming a reservoir for the sustained release of the therapeutic agent. BST-Gel(TM) requires no surgery for its implantation, is biodegradable (compatible with living tissues) and has an adjustable composition. The amounts of BST-Gel(TM) injected vary for different requirements, which result in controllable residence times ranging from a few days to several weeks. In addition, we have developed specialized gel and delivery technologies that can be used in conjunction with BST-Gel(TM) to provide a proprietary form of delivery of therapeutic agents and can have the following applications:

         o        delivery of bone-repair therapeutics;
         o bioengineering of tissues with or without cells or growth-factor therapeutics;
         o        delivery  of  small   molecules,   peptides  and   recombinant
                  proteins;
         o        delivery of genetic  material (DNA vaccines and gene therapy);
                  and
         o development of vaccines based on the sustained release of antigens.

         BST-Cargel(TM) is a proprietary generation of bioengineered living articular (joint) cartilage-tissue implants developed from cells encapsulated and grown within a BST-Gel(TM)-based matrix for arthroscopic delivery. A particular formulation of the gel maintains the cell viability during the delivery period while assuring the adhesion of BST-Gel(TM) to the underlying bone and surrounding cartilage. Preclinical studies have shown that chondrocytes (cartilage cells) embedded in BST-Gel(TM) produce a matrix having the characteristics of normal cartilage tissue.

         BST-Spheres: The Company has developed and patented BST-Spheres, a proprietary process to generate polymer-based microspheres used in the delivery of biotherapeutics. This proprietary process offers several advantages over the current approach of making microspheres:

         o It does not require the use of toxic chemicals such as organic solvents or detergents;
         o It can be adapted to a wide range of biomaterials, whether or not biodegradable;
         o        It is injectable for the sustained release of biotherapeutics;
         o It can be used with a broad range of biotherapeutic types, from small to large compounds; and
         o It may enhance the biotherapeutic-loading capacity of the vehicle.


1.3  Tissue Engineering and Therapeutic Delivery Applications

         The Company is currently conducting research to develop applications of its core technology in the following areas.

         1.3.1    Cartilage Injuries and Diseases

         The current standard of care for the treatment of cartilage injuries consists of inducing bleeding into the cartilage defect by creating a pathway to the bone that interfaces with the damaged cartilage tissue. The techniques used include drilling, microfracture and abrasion to increase blood flow to the damaged cartilage. These techniques result in the formation of a scarred tissue (fibro-cartilage) with poor mechanical stability. As a result, a patient must undergo repeated treatments and often the affected joint degenerates into osteoarthritis. Recently, a number of new approaches have been proposed for the treatment of cartilage injuries that aim at the regeneration of the cartilage tissue with transplanted cells. The cells used can either be normal cartilage cells that have been expanded in a laboratory or cells selected for their ability to become normal cartilage tissue (stem cells). The procedure of transplanting normal cartilage cells is already marketed in the United States and Europe. It necessitates a complicated surgical procedure involving an open arthrotomy (open knee surgery). Although the results are encouraging, there is a recovery process that can take more than a year. If the same cells could be delivered in a vehicle introduced in an arthroscopic procedure, in which the cells are pushed through a small catheter, the expected recovery period and overall healthcare costs could be greatly reduced.

         BST-Cargel(TM) is a proprietary generation of bioengineered living articular (joint) cartilage-tissue implants developed from cells encapsulated and grown within a BST-Gel(TM)-based matrix for arthroscopic delivery. A particular formulation of the gel maintains the cell viability during the delivery period while assuring the adhesion of BST-Gel(TM) to the underlying bone and surrounding cartilage. Preclinical studies have shown that chondrocytes (cartilage cells) embedded in BST-Gel(TM) produce a matrix having the characteristics of normal cartilage tissue.

         1.3.2    Bone Injuries and Diseases

         Two approaches are conducted simultaneously and utilize different aspects of the proprietary properties of the Company's platform technology. These developments could provide a series of injectable bone biomaterials that answer the needs of bone repair: minimally-invasive, low-cost administration, filling and stabilizing properties, resorption (bone formation and deposition) and biological activity.

         OssiFil

         The BST-Gel(TM) technology is used for the development of OssiFil bone material, a new proprietary bone grafting material consisting of an injectable self-gelling composite that is not hardened in situ. The OssiFil technology combines the flowing/carrying property of BST-Gel(TM) material and the osteoconductivity property of calcium based minerals, and is ideally composed to form a scaffold favoring the bone tissue ingrowth.

         OssiFil is mainly applied as an injectable bone defect filler to favor bone ingrowth in voided or emptied bone tissues. We have initiated a program to locally apply OssiFil materials to the treatment of osteoporotic bones. This two-step program intends to use OssiFil filling materials in the prophylactic treatment of osteoporotic hip bones (weakened bone) as well as in the surgical treatment of osteoporotic hip bones (fractured).

         A special second development of OssiFil includes the incorporation of bone-inductive agents that gives a unique osteoinductive performance to OssiFil. We are developing an osteoinductive OssiFil material that is specifically used as an injectable bone inducing material to accelerate bone formation such as in the treatment of fresh fractures.

         OssiFix

         We are developing a new proprietary bone composite cement based upon the BST-Gel(TM) technology and the calcium phosphate technology. These series of OssiFix bone materials are injectable and self-hardening in situ, but give a stronger structural integrity and biomaterial strength to severely weakened bones.

         OssiFix bone substitutes are ideal materials for supporting osteoporotic bones that need to regain structural support and strength, such as the treatment of fractured osteoporotic vertebra (vertebroplasty). We plan to initiate the clinical application phase as soon as the OssiFil performances are optimized.

         1.3.3    Vaccine Development

         The ability to deliver large amounts of molecules over a long period of time using the injectable BST-Gel(TM) is being explored for the sustained release of antigens for vaccine development. The Company is currently testing the immune response of animal models to specific antigens delivered by a single injection of BST-Gel(TM).


1.4  Material Agreements

         1.4.1  Agreement with Polyvalor

         In October 1997, the Company entered into a technology assignment agreement, as amended in September 1999 and as amended and restated March 15, 2000 (the "Assignment Agreement"), with Polyvalor Limited Partnership, a Canadian limited partnership, as represented by its General Partner, Polyvalor Inc. ("Polyvalor"). Polyvalor is an entity created by Ecole Polytechnique de Montreal (the University of Montreal's engineering faculty, "Ecole Polytechnique") for the purpose of commercializing the technology in which Ecole Polytechnique has an interest. Through the Assignment Agreement, the Company acquired from Polyvalor all rights related to certain patents and know-how (the "Technologies"). In consideration of said assignment, the Company agreed to pay to Polyvalor a royalty of 5% on all gross sales of all products and services sold by the Company, up to a maximum cumulative amount of CDN $3,000,000. In connection with the Assignment Agreement, the Company's subsidiary Bio Syntech Canada Inc. ("Bio Syntech Canada"), issued to Polyvalor 1,072,000 shares of its Class A Stock (as hereinafter defined) and granted Polyvalor the right to nominate one director to its board of directors. As a result of the Transactions described below under "History of the Company," the Class A Stock is exchangeable on a share for share basis for common stock, $.001 par value per share, of the Company (the "Common Stock"), and Polyvalor has the right to nominate one director to the Company's Board of Directors.

         1.4.2  Agreements with Collaborators

         We are working alone and in collaboration with partners to develop and expand our therapeutic delivery program. Our therapeutic technologies aim at effectively delivering cells, genetic material for site specific gene therapy and the delivery of biotherapeutic agents such as proteins and peptides.

         As part of our business strategy, we have formed collaborations with third parties to explore opportunities for applications of our delivery systems to therapeutics developed by them.

         1.4.2.1  Sulzer Orthopedics Biologics Inc., Wheat Ridge, CO

         We signed a Non-disclosure and Confidentiality Agreement dated February 23, 1999 with Sulzer Orthopedics Biologics, Inc. for a feasibility study of combining bone proteins developed by Sulzer with different formulations of BST-Gel(TM) for the local induction of bone formation. Sulzer is developing bone proteins for several applications in orthopedics including spinal fusion and bone fracture repair. Bone proteins were formulated successfully at different concentrations in BST-Gel(TM). A first phase of pre-clinical testing revealed cartilage and bone formation. A second phase study is currently under way to optimize the BST-Gel(TM) formulation.

         1.4.2.2  Sulzer Orthopedics Ltd., Switzerland

         We signed a Material Transfer Agreement on January 4, 2000 with Sulzer Orthopedics Ltd. for the study of BST-Gel(TM) as a carrier for human articular chondrocytes in the treatment of articular cartilage defects. Cell compatible BST-Gel(TM) formulations are being studied in vitro (cultured in the laboratory) using cell loaded gels (cells that contain human joint cells).

         1.4.2.3  Reprogenesis, Inc., Cambridge MA

         We signed a Confidentiality Agreement on May 31, 1999 and a Material Transfer Agreement on July 27, 1999 with Reprogenesis, Inc. related to the transfer of human auricular (cartilage cells from the ear) chondrocytes from Reprogenesis, Inc. to us. The initial study aimed at the development of a human auricular chondrocyte compatible formulation of BST-Gel(TM). This work was performed in our facilities first in vitro where good cell viability was obtained. The project has now evolved to look at specific cellular events judged important for the behavior of these cells in vivo. Reprogenesis, Inc. is currently developing human auricular chondrocytes for a variety of tissue augmentation applications such as incontinence and tissue reconstruction.

         1.4.2.4  Ophidian Pharmaceutical Inc., Madison WI

         We signed a Confidential Disclosure Agreement and a Biological Materials Transfer Agreement with Orphidian Pharmaceutical Inc. ("Orphidian") in August 1999 to evaluate the ability of BST-Gel(TM) to deliver an antigen in a sustained fashion for chicken immunization. Ophidian is developing therapeutics based on egg yolk antibodies produced after a series of intramuscular or subcutaneous injections of a specific antigen. The process of chicken immunization presently requires a labor intensive process involving several injections in several thousand chickens. The ability to formulate an antigen for sustained release could greatly simplify the process. As part of Ophidian inflammatory bowel disease therapeutics development, it has sent rTNF-alpha (a growth factor) to us for initial formulation study. A longer and more extensive phase two project was initiated and is ongoing. Finally a phase three project has been agreed upon where the antigen will be presented as genetic material for potentially longer lasting immunization in the animal.

         1.4.2.5  Viragen,  Incorporated,   Plantation  FL,  and  Viragen  Ltd.,
Scotland

         We signed a Mutual Confidentiality Agreement with Viragen, Incorporated ("Viragen") on September 2, 1999 for the study of a Viragen proprietary formulation of Interferon-alpha (Omniferon) formulated in BST-Gel(TM) for sustained release. Viragen is currently developing Interferon-alpha as a therapeutic for the modulation of the immune system to fight viral diseases such as hepatitis. The project, initially carried on at our facilities, aimed at the study of stability and release kinetics of Omniferon formulated in BST-Gel(TM). After encouraging data, Viragen agreed to pursue the program on formulation.

         1.4.2.6  Ontogeny, Inc., Cambridge MA

         We signed a Confidentiality Agreement and a Material Transfer Agreement with Ontogeny, Inc. on December 3, 1999 for the study of BST-Gel(TM) as a potential carrier for Hedgehog (a morphogenetic family of proteins that stimulates cell growth). Several applications are being investigated by
Ontogeny, Inc. and include neuro-degenerative and cartilage diseases. Formulations of BST-Gel(TM) were sent to Ontogeny, Inc. where an initial preliminary study on inflammation and a functional study on an animal model are ongoing.

         1.4.2.7  Biomet Manufacturing Corporation, Warsaw IN

         We signed a Material Transfer Agreement with Biomet Manufacturing Corporation ("Biomet") on February 8, 2000 regarding the possibility of using BST-Gel(TM) as a carrier for a growth factor in wound healing and for plasmid DNA (circular DNA) for site specific gene therapy. These projects are expected to commence in the fiscal year ending March 31, 2001. Biomet has global operations in orthopedics with a number of approved devices for therapeutic and diagnostic interventions.


1.5 Market for the Company's Tissue Engineering and Therapeutic Delivery Technologies

         The overall goal of tissue engineering is the promotion of the repair of diseased or injured tissue or organs using therapeutics to regenerate or heal with a functional normal tissue. This is in contrast to the current approach of replacing an organ with an artificial device. It has been recognized that artificial organs, although sometimes necessary for short-term relief, usually have an inadequate working life expectancy. The newer approach of tissue engineering often involves the transplantation of living normal cells that have been expanded in the laboratory. The procedure of normal cell transplantation requires an accurate positioning of the cell at the site where it is to perform its therapeutic benefit. This is often accomplished by providing to existing cells an exogenous matrix containing new cells and facilitating the correct placement of the new cells within the body. Biomaterials developed for this purpose consist of either biodegradable or non-biodegradable materials in a number of physical forms such as films, sponges, beads and hydrogels. These materials must sustain cell viability and promote normal cellular activity. Biomaterials, which do not require surgical implantation, are believed to have a greater chance of success because of the reduced chance of complications during the injection procedure and the potential for a faster recovery and shorter hospital stay. Injectable biomaterials as carriers for cell delivery are therefore an active area of development for this field of application.

         We believe the market potential for both the treatment of cartilage injuries and diseases and the market for bone injuries and diseases is enormous. The current approaches for treatment include replacing an organ with a surgical device. Our biomaterials are designed for the treatment of cartilage and bone defects and do not require surgical implementation; therefore, we believe they have a greater chance for success.

         Vaccine Development is a field that is rapidly evolving. One of the goals in developing a vaccine is the delivery of a sustained-released antigen, e.g. a vaccine that provides immunity over a long period of time. As part of pipeline research and development projects, we are working on the development of such a vaccine utilizing the BST-Gel Technology. Although we believe there are a number of companies currently working on vaccine development, with the growing resistance of organisms to current therapy and vaccines, we expect this to be a field that will continue to experience much growth.

         We are working alone and in collaboration with partners to develop and expand our therapeutic delivery program. Our therapteutic technologies aim at effectively delivering biotherapeutic agents such and peptides and peptides.

         Therapeutic delivery technologies can be utilized to address certain needs of both traditional pharmaceutical compounds and the new class of macromolecules developed by the biotechnology industry. For example, small synthetic compounds could benefit from the local high dose delivery of a drug to enhance the therapeutic effect on a target organ while minimizing systemic side effects. With the advent of biotechnology, new opportunities in drug delivery have arisen. Advances in biotechnology have facilitated the development of a new generation of biopharmaceutical products based on proteins, peptides and nucleic acids. Drugs developed by biotechnology companies often cannot be delivered orally. This inability results from their instability in harsh conditions in the digestive tract, their limited ability to be absorbed in an active form in the intestines and their short half-life in the bloodstream. Consequently, many of these drugs can only be administered by the means of frequent injections, which may limit their clinical applications. These factors have all contributed to the development of new approaches to deliver these therapeutics to their needed site of action in the body. With the unparalleled growth of the biotechnology industry, there is a growing need for the development of biomaterials for the delivery of therapeutic agents.

         1.5.1  Strategy

         Our research and development efforts aim to develop advanced biomaterials for the fast-growing demands of the medical and pharmaceutical industry. At this point, we are expanding our in-house research and development program to expedite our product development effort. Once we have sufficient clinical data, we will be entering into licensing agreements with partners to expedite the launch of our products. Also, to expand our research and development efforts, we will continue to work with companies with which we have strategic collaborations.

         1.5.2  Competition

         Our products may compete with new products currently under development by others or with products that may cost less than our products. Our actual and potential competitors include other therapeutic delivery companies, biotechnology and pharmaceutical companies, academic and research institutions and government agencies. Many have greater name recognition and greater financial, research and development and personnel resources than us. Many have greater experience in testing and clinical trials and in the regulatory process.

         The Company's product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of market acceptance of any product candidate that the Company may develop will depend on a number of factors, including:

         o        Demonstration of their usefulness and safety;
         o        Their relative cost;
         o        Their  advantage  or  disadvantage   compared  to  alternative
                  methods;
         o        The marketing and distribution support they receive; and
         o        Reimbursement policies of government and third-party payors.

1.6  Instrumentation

         The Company has established an instrumentation division in which it developed the ARTHRO-BST(TM), an arthroscopic device providing precise and non-destructive diagnosis of articular cartilage quality, and the Mach-1(TM) Mechanical Tester, a universal mechanical testing system for specimens with dimensions between hundreds of microns and a few centimeters. The instruments are closely related to the work carried on by the Company on cartilage.

         1.6.1  The ARTHRO-BST(TM)

         Description

         The ARTHRO-BST(TM) is an arthroscopic device providing precise and non-destructive diagnosis of articular cartilage quality. Degeneration of cartilage is a prominent component of arthritis, a disease affecting more than 10% of the population. Current assessment of articular cartilage is mostly subjective with no functional evaluation. Therefore, there is a growing need in an aging population for non-destructive and unbiased clinical evaluation of the health and function of this connective tissue.

         The ARTHRO-BST(TM) is based on an innovative and robust design that allows simple application of small indentation compression and collection of resulting electrical signals (streaming potentials) indicative of cartilage function.

         The ARTHRO-BST(TM) is composed of five distinct units: (i) a disposable sterilized tip consisting of microelectrode arrays (microelectronic circuit) on a thin aluminum substrate that is adhered to a stainless steel support providing a connection with the handle, (ii) an ergonomically designed handle, (iii) an electrical circuit for the acquisition of electrical signals, including a preamplification and digitalization circuit inside the handle and an interface circuit exterior to the handle, (iv) software for the acquisition of electrical signals and for the analysis and interpretation of data to quantify cartilage quality, and (v) a computer system.

         A fully functional clinical version of the ARTHRO-BST(TM) was presented at the third meeting of the International Cartilage Repair Society (ICRS) in Sweden in April 2000.

         Market

         The target market has two sectors : research and clinical. The research market is composed of pharmaceutical and biotechnology companies in addition to academic research groups working on therapeutic products for joint disorders or procedures for cartilage repair. There are several research projects in the areas of arthritis and joint repair and it is regularly publicly acknowledged that a major impediment to the understanding of joint disease and the development of therapeutic products is the lack of an objective diagnostic test to follow non-destructively the evolution of cartilage quality.

         The clinical market is much potentially much larger. It consists of orthopaedists practicing arthroscopy who also require a means of objectively evaluating cartilage quality in patient knees. Currently, arthroscopists use subjective and relatively uncertain methods of visual inspection and manual probing (by feeling stiffness) to judge articular cartilage quality.

         Competition

         To the knowledge of the Company, there are currently no competing technologies to respond to the demand for functional non-destructive evaluation of articular cartilage. Most instruments currently under research and development are based on mechanical measurements of the cartilage stiffness instead of electrical measurements of streaming potentials.

         The ARTHRO-BST(TM) is based on a different technology that overcomes the major difficulties with the control of the compression amplitude applied to cartilage and the orientation of the indentor tip relative to cartilage surface. Significantly inaccurate readings are given if the indentor tip is not positioned by the orthopaedist perpendicular to the articulating surface. An error can also be introduced by the force applied by the orthopaedist to compress the tissue. Instead of measuring the tissue stiffness, the ARTHRO-BST(TM) measures streaming potential generated during compression of the tissue. Two dimensional microelectrode arrays placed on non-planar surface permit a precise determination of (i) the contact distribution of the indentor with the cartilage, (ii) the compression amplitude and velocity applied to the cartilage, and (iii) the orientation of the indentor relative to cartilage surface. Furthermore, the sterilized indentor tip with microelectrode arrays is disposable to minimize disease transmission.

         Regulatory Approval

         The Company currently expects that its arthroscopic probe, ARTHRO-BST(TM), will be classified by the United States Food and Drug
Administration ("FDA") as a Class II medical device because of the low risk associated with its use. Moreover, because the ARTHRO-BST(TM) can be considered substantially equivalent to existing devices used for cardiovascular and neurological diagnoses with electrodes, we expect to submit a Pre-Market Notification ("510(k)") to the FDA following clinical testing. However, the FDA may reclassify the device or request additional information if it determines that the application does not satisfy its regulatory approval criteria. See "Item 1. Description of Business/Government Regulation." The Company expects to initiate the filing process once it has completed its Good Manufacturing Practices ("GMP") compliant facilities. See "Item 2. Property."

         Manufacturing

         If and when all necessary regulatory approvals are obtained, the Company plans to manufacture up to 200 units per year of the ARTHRO-BST(TM), using its current facilities and certain subcontractors for some specialized components, such as the electronic acquisition card. The production of disposable sterilized tips with microelectrode arrays can be easily obtained using commercial microelectronic laboratories. The fabrication uses conventional methods and all the instrumentation required is available. Once a final design for the electrode tip is completed, it should be possible to transfer production to one of several subcontractors located near the Company with approved industrial and quality standards.

         New infrastructures will be required for large-scale production. Thus a decision will eventually be made to acquire additional facilities or to establish a production alliance with a large manufacturer of orthopaedic instruments.

         Distribution and Marketing Strategy

         The introduction of the ARTHRO-BST(TM) has begun through scientific abstracts presented during international conferences (Garon M et al., ORS 1997; Legare A et al., ORS 1998; Legare A et al., CCTC 1999; Legare A et al., ICRS
2000), trade shows (25TH Society for Biomaterials Meeting, Providence, April 1999; 46TH Orthopeadic Research Society Meeting, 2000; 3rd International
Cartilage Repair Society Meeting, Sweden, April 2000; 6TH World Biomaterials Congress, Hawai, May 2000) and full length journal articles (Garon M et al., 1999; Legare A et al., 2000).

         Upon validation of the technology, the Company intends to introduce the ARTHRO-BST(TM) to the market through demonstration of its efficacy for cartilage evaluation, through collaborations with leading clinical orthopaedic researchers, and through the inclusion of the ARTHRO-BST(TM) in clinical trials of arthritis drugs. In end of fiscal year 2001, the Company plans to have several functioning clinical devices available for distribution to selected leading researchers in clinical orthopaedics. Through collaborative efforts with these researchers, the ARTHRO-BST(TM) will be publicized in presentations and publications of these studies and a demand should be created in the research programs of other academic and industrial research groups. The Company plans to support this strategy with data from clinical trials to demonstrate the objective nature of the method and its sensitivity and specificity for cartilage quality. The recently formed Canadian Arthritis Network of Centres of Excellence could assist by providing clinical trials to pharmaceutical companies with arthritis drugs and allowing the Company to participate in these trials by providing objective data for drug evaluation. Our dual strategy involving collaboration with leading opinion makers and by providing statistically sound scientific studies should provide the basis for market penetration.

         The Company expects to rely on the distribution and sales network of a major partner to generate sales.

         1.6.2  The MACH-1(TM)  Mechanical Tester

         Description

         The Mach-1(TM) Mechanical Tester is a universal mechanical testing system for specimens with dimensions between hundreds of microns and a few centimeters. Typical applications for the Mach-1(TM) Mechanical Tester are in the mechanical characterization of tissues, pharmaceuticals, polymers, gels, adhesives and food. The instrument allows the characterization of stiffness, strength, modulus, viscoelasticity, plasticity, hardness, adhesion, swelling and relaxation and creep using load and displacement control tests. Some of the features of the Mach-1(TM) Mechanical Tester are :

         o Chambers for compression, tension, indentation, bending and other test configurations are mounted on a platform, which is controlled to within 25 nanometers.
         o        Load cells are  interchangeable to allow maximum loads between
                  0.15 kg to 10 kg with load precision being 1 part in 20,000 of the maximum (10mg minimum).
         o The test system can be placed in an incubator for testing or mechanical stimulation in sterile controlled environments, such as cell culture conditions.
         o Sophisticated and flexible software allows execution of stress relaxation, ramp, dynamic sinusoidal and creep tests in automated user-defined sequences.
         o        Sophisticated analysis software.
         o Options include visualization of specimen during testing with cameras, motorized control of specimen position on the actuator, and electric field detection (electromechanical events) during testing.

         Market

         o Biomaterials and biological tissues characterization and stimulation in controlled environments. Cells, ligaments, collagen, skin, bone, synthetics, transgenic animals.
         o Polymers and gels stability, strength, adhesion, brittleness, cohesion, flexibility, friction, peel strength, viscosity, elasticity. Adhesives, elastomers, hydrogels, glue, latex.
         o Pharmaceuticals mechanical properties, degradation and swelling, simulation of physiological condition (gastrointestinal, etc.) Pills, drug delivery systems.
         o Food, pulp and paper, electronic packaging and others mechanical properties, texture analysis, electronic components, wires, fibers optics, films, packaging material, spring, switches, tapes, cosmetics, foam, sponges.

         Market potential of the Mach-1(TM) Mechanical Tester also includes conventional segments of mechanical testing. Given the specificity of this equipment, the Company does not expect that a significant market will develop for it.

         To date, the Company has initiated production of the Mach-1(TM) Mechanical Tester on a small scale at its premises in Laval Quebec. A small number of units have been sold, without any marketing efforts on the part of the Company.

         Competition

         The price of other benchtop mechanical testers is around $20,000. While the Company does offer complete systems at this price, it also offers more enhanced versions that can be sold for up to $50,000. These high-end systems can offer sub-micron resolution, multi-axis simultaneous motion, or other specialized features.

With its different versions, the Company covers a broad range of applications and also offers custom system configurations for specific needs.

         Regulatory Approval

         The Mach-1(TM) Mechanical Tester is not a medical device and as such is not subject to FDA or other regulatory approval.

         Manufacturing

         Given the small market for this product, the Company expects to be in a position to fulfill potential demand (up to approximately 10 units per month) out of its own facilities. The Company could eventually rely on the distribution and sales network of a major partner to generate sales, in which case adequate manufacturing capacity would have to be established.

         Distribution and Marketing Strategy

         The Company intends to use direct sales and direct support as a way to reach and serve its customers. Talking directly to its customers will enable the Company to know them and their needs and to establish an expert-to-expert dialogue that will enhance the trust they put in the Company's products. The Company could eventually rely on the distribution and sales network of a major partner to generate additional sales.


1.7  Patents and Proprietary Rights

         The Company's success will be dependent, in part, on its ability to obtain patent protection for its product candidates and those of its
collaborators,   maintaining  trade  secret  protection  and  operating  without infringing upon the proprietary rights of others. See "Description of Business/Risk Factors."

         Under the Assignment Agreement, Polyvalor is currently entitled to certain royalty payments on future sales of products. See "Description of Business-Agreement with Polyvalor."

         The Company has a proprietary portfolio of patent rights and patent applications. The Company has been issued two patents, and has filed several United States and international patent applications directed to composition of matter as well as processes of preparation and methods of use. The Company's United States patents will expire between 2018 and 2020. The Company intends to defend its patent position aggressively.

         The Company tries to protect its proprietary position by filing United States, Canada and foreign patent applications related to its proprietary technology, inventions and improvements that are important to the development of its business. The patent position of biopharmaceutical companies involves complex legal and factual questions, enforceability of patents therefore cannot be projected with certainty. Patents, if issued, may be challenged, invalidated or circumvented, and may fail to provide any protection against competitors. The Company's pending patent applications, those which the Company may file in the future, or those which the Company may license from third parties, may not result in patents being issued. If patents were issued, they may not provide the Company with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that the Company has developed. The laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States and Canada.

         The Company also relies on trade secrets, know-how and technology, which the Company tries to protect by entering into confidentiality agreements with parties that have access to it, such as its corporate partners, collaborators, employees and consultants. Any of these parties may breach their agreement and disclose our confidential information or the Company's competitors might learn of the information in some other way.


1.8  Government Regulation

         The manufacture and marketing of pharmaceutical products and medical devices in the United States and in Canada require the approval of the FDA under the Federal Food, Drug and Cosmetic Act and the Health Protection Branch (the "HPB") of Canada, respectively. Similar approvals by comparable agencies are required in most foreign countries. The FDA and HPB have established mandatory procedures and safety standards that apply to the preclinical testing and clinical trials, manufacture and marketing of pharmaceutical products and medical devices. Pharmaceutical manufacturing facilities are also regulated by state, local and other authorities.

         As an initial step in the FDA regulatory approval process for a new drug product, preclinical studies are typically conducted in animal models to assess a drug's efficacy and to identify potential safety problems. The results of these studies must be submitted to the FDA as part of an Investigational New Drug application ("IND"), which must be reviewed by the FDA before proposed clinical testing can begin. Typically, clinical testing involves a three-phase process. Phase I trials are conducted with a small number of subjects and are designed to provide information about both product safety and the expected dose of the drug. Phase II trials are designed to provide additional information on dosing and preliminary evidence of product efficacy. Phase III trials are large scale studies designed to provide statistical evidence of efficacy and safety in humans. The results of the preclinical testing and clinical trials of a pharmaceutical product are then submitted to the FDA in the form of a New Drug Application ("NDA"), or for a biological product in the form of a Product
License Application ("PLA"), for approval to commence commercial sales. Preparing such applications involves considerable data collection, verification, analysis and expense. In responding to an NDA or PLA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria.

         In the case of a medical device, preclinical-study results must be submitted to the FDA as part of an Investigational Device Exemption ("IDE"), which must be reviewed by the FDA before clinical testing can begin. Phase I, II, and III trials can then be conducted to provide safety, efficacy, and method-of-use information. The results of the preclinical testing and clinical trials of a medical device are then submitted to the FDA in the form of a Pre-Market Notification 510(k) for most Class I and Class II devices, or a Pre-Market Approval ("PMA") request for most Class III devices. Medical devices are classified depending upon the level of regulatory control required to provide reasonable assurance of their safety and effectiveness. In general, non-critical devices or new devices substantially equivalent to existing devices fall into Classes I or II, whereas Class III devices are those for which insufficient information exists to determine that general controls are sufficient to provide reasonable assurance of their safety and effectiveness.

         The possible future uses of BST-Gel(TM)-related biomaterials are several and are therefore expected to fall into a number of different categories. Depending on a proposed application, the FDA might designate a BST-Gel(TM)-related biomaterial as a new drug, new medical device, or new excipient.

         The Company currently expects that the ARTHRO-BST(TM), will be classified as a Class II medical device because of the low risk associated with its use. Moreover, because the ARTHRO-BST(TM) can be considered substantially equivalent to existing devices used for cardiovascular and neurological diagnoses with electrodes, we expect to submit a 510(k) to the FDA following clinical testing. However, the FDA may reclassify the device or request additional information, if it determines that the application does not satisfy its regulator approval criteria.

         This regulatory process can require many years and the expenditure of substantial resources. Data obtained from preclinical testing and clinical trials are subject to varying interpretations, which can delay, limit or prevent

FDA approval. In addition, changes in FDA approval policies or requirements may occur or new regulations may be promulgated, which may result in delay or failure to receive FDA approval. Similar delays or failures may be encountered in Canada and in foreign countries.

         Among the conditions for NDA or PLA approval, or 510(k) approval or PMA in the case of a medical device, is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform on an ongoing basis with Good Manufacturing Practices (GMPs). The development of a GMP-compliant manufacturing establishment for BST-Gel(TM)-related biomaterials will be a multi-step process consisting of designing and building the necessary facilities, purchasing and installing the ancillary equipment, and validating the facilities and equipment. Simultaneously, process development and scale-up as well as assay development (testing, measuring and quality control) will be done to supply test material and data critical to the clinical program. Once the facilities are validated, a Type I Drug Master File (DMF) (describing the manufacturing site, facilities, operating procedures, and personnel) will be submitted by us to the FDA, as is recommended for non-U.S. manufacturing establishments. Other types of DMFs, including a Type II DMF for drug products and Type IV DMF for excipients, may be submitted by us to the FDA. Before approval of an NDA, PLA, 510(k), or PMA we submitted, the FDA will perform a prelicensing inspection of the facility to determine its compliance with GMPs and other rules and regulations. In complying with GMPs, manufacturers must continue to expend time, money and effort in the area of production and quality control to ensure full technical compliance. After the Company's facilities are licensed, they will be subject to periodic inspections by the FDA.

         The Company is also subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, experimental use of animals and use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research. Compliance with existing laws and regulations relating to the protection of the environment is not expected to have a material effect on the Company's operations.


1.9  Legal Proceedings

         There is no action, suit,  proceeding,  or investigation pending or, to
the  Company's  knowledge,   threatened  against  the  Company,   including  any
investigation of any governmental authority or body, except as described below:

         Robert Conyers (the "Plaintiff"), a former employee of the Company, commenced an action on November 16, 1999 in Superior Court, Province of Quebec, District of Montreal, against the Company and its Chairman of the Board, Dr. Amine Selmani. Plaintiff alleges that he was wrongfully terminated as an employee and seeks $96,581 in compensation allegedly due, the issuance to him of 100,000 shares of Class A Stock that were subject to an option that was alleged to have been granted to him and $25,000 in punitive damages. The Company and Dr. Selmani deny Plaintiff's allegations and believe that they have meritorious defenses to this action.


1.10  Properties

         The Company has its administrative and commercial offices and research and development facility at 475 Armand-Frappier Boulevard, a 20,000- square-foot building in Laval (Quebec), in the Greater Montreal Area. The Company purchased the building in July 2000 at a price of $1,200,000. Prior thereto, the Company leased the facilities at a net rental of $14,000 per month.

         The Company's facilities are designed to be upgradeable to comply with Good Laboratory Practices (GLPs), while additional space will be devoted in the future to sites for operations compliant with Good Manufacturing Practices
(GMPs). The Company intends to initiate in the current fiscal year the necessary work to comply with GMP at an estimated cost of $3,500,000.


1.11  History of the Company

         Pursuant to an Amalgamation Agreement and related agreements, as amended (the "Exchange Agreements"), dated February 15, 2000 by and among the Company, its then wholly-owned subsidiary 9083-5661 Quebec Inc., a Quebec corporation ("9083"), Bio Syntech Ltd., a Quebec corporation ("Bio Syntech"), and the shareholders of Bio Syntech (the "Bio Syntech Shareholders"), on February 29, 2000, 9083 and Bio Syntech were merged into one company under the name of Bio Syntech Canada. As a result of the Exchange Agreements, the Company became the record and beneficial owner of all of the issued and outstanding shares of Bio Syntech Canada's Common Stock and the Bio Syntech Shareholders were issued non-voting exchangeable shares of Bio Syntech Canada's Preferred Stock (the "Class A Stock"). The Class A Stock is exchangeable on a share-for-share basis for an aggregate of 15,177,036 shares of Common Stock which were issued in accordance with the Exchange Agreements and are held in trust under the terms of an Exchange and Voting Agreement (the "Trust Agreement"), by and among the Company, Pierre Barnard (the "Trustee"), Bio Syntech and 9083. (The foregoing transactions are referred to collectively hereinafter as the "Transactions"). Bio Syntech was founded in 1995 by Dr. Amine Selmani.

         Under the terms of the Trust Agreement, each beneficial holder of Class A Stock has voting rights in that number of shares of Common Stock equal in number to the number of shares of Class A Stock held by such holder. Consequently, the Bio Syntech Shareholders held through the Trustee, securities with voting rights equal to approximately 55.7% (and is currently approximately 52%) of the total voting power of the outstanding Common Stock immediately after the Transaction. At such time as the holders of Class A Stock may exchange such shares for Common Stock, they will have the right to direct the disposition of such Common Stock.

         The sole source of consideration for issuance to the Bio Syntech Shareholders of the Class A Stock was the exchange of the Bio Syntech shares held by them. At such time as the Bio Syntech Shareholders may exchange their Class A Stock for Common Stock, the sole source of consideration for the transfer to them of the Common Stock will be such Class A Stock.

         The Exchange Agreements were structured to provide the Bio Syntech Shareholders with a capital gain deferral under applicable Canadian tax laws, rules and regulations. In anticipation of the Transactions, the Company changed its name to "BioSyntech, Inc." from Dream Team International Inc.

         On the effective date of the Transactions, the officers and directors of the Company resigned and new officers and directors, who were designees of Bio Syntech Canada, were appointed.

         Copies of the Exchange Agreements and related transactions documents were filed as exhibits to the Company's Current Report on Form 8-K dated March 15, 2000 and are incorporated in their entirety herein. The description of the Exchange Agreements contained in this report is modified by such reference.



            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The discussion in this Registration Statement contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" in this Registration Statement.

         The discussion and analysis below should be read in conjunction with the condensed consolidated Financial Statements of the Company and the notes thereto included elsewhere herein.

         BioSyntech, Inc., a Nevada corporation, was incorporated on December 14, 1994. It is a development stage company engaged in the development of biotherapeutic delivery systems made of proprietary biomaterials. The Company's systems are intended to enable or enhance the treatment of diseases or injuries for which therapies exist or are under development, but which must be transported to the site of action. The Company has had limited revenues to date. Its future operations are dependent upon financing necessary to complete research and development projects and market the Company's products. There can be no assurance that the Company will be able to complete the development of its products, or if completed, that they can be successfully marketed. Furthermore, there is no assurance that even if the products are completed and marketed, the revenues therefrom will be sufficient to fund the Company's future operations or to fund additional research, development and marketing.

         To date, the Company has incurred substantial losses from operations, and as of June 30, 2000, had an accumulated deficit of $8,384,659 (US $5,663,014). The Company expects to incur substantial operating expenses in the future to support its product development efforts and expand its technical and management personnel and organization.

         Revenues from the sales of the Company's products are generally recognized upon shipment of the product.

Results of Operations

         The  following   table  sets  forth  certain  items  in  the  Company's
consolidated statements of operations for the quarters ended June 30, 2000 and 1999 and fiscal years ended March 31, 2000 and 1999 (in thousands of CDN $)


                                                              Quarters Ended                  Fiscal Years Ended
                                                              ---------------                 ------------------
                                                                  June 30,                         March 31,
                                                                  --------                         ---------
                                                            2000            1999             2000              1999
                                                                                             ----              ----

Sales                                                         $66.2            $0                $0             $78.7
Cost of sales                                                  28.2             0                 0              35.0
                                                          ---------     ---------       -----------      ------------
Gross profit                                                  $38.0            $0                $0             $43.7
Operating Expenses:
   Research and development                                  $535.0          $329.1          $2,341.7        $2,948.3
   Investment tax credits                                    (100.0)         (184.6)           (676.9)         (599.1)
   General and administrative                                 379.8           153.2           1,217.5         1,789.5
   Amortization of property, plant and                         46.0            44.4             178.2            35.2
   equipment                                                 ------    ------------      ------------    ------------




Total operating expenses                                      $860.8          $342.1          $3,060.5        $4,173.9
                                                             -------      ----------      ------------    ------------
Loss from operations                                         ($822.8)        ($342.1)        ($3,060.5)      ($4,130.2)
Interest income                                                122.3             0.2              18.6             4.4
Interest expense                                                29.0            18.7             198.4            39.9
                                                             -------    ------------      ------------    ------------
Net loss                                                      $729.5          $360.6          $3,240.3        $4,165.7


Results of operations for the quarters ended June 30, 2000 and 1999.

Sales

         Revenues have only been generated from sales of Mach-1(TM) Mechanical Testers.

         During the three-month period ended June 30, 2000, the Company had sales of $66,200 (sales of one Mach-1(TM) Mechanical Tester) and a net loss of $729,535 compared to sales of zero and a net loss of $360,549 for the three-month period ended June 30, 1999.

         Loss per share was $0.03 per share for the three-month period ended June 30, 2000, compared to $0.04 per share for the three-month period ended June 30, 1999.

Operating Expenses

         Research and development expenses were $535,048 for the three-month period ended June 30, 2000 compared to $329,061 for the three-month period ended June 30, 1999, mostly attributable to hiring of additional researchers and the cost of pre-clinical toxicalogical studies. Research and development activities with its corporate collaborators and its own in house programs. Accordingly, the Company anticipates that it will devote significant resources to research and development.

         General and administrative expenses were $379,821 for the three-month period ended June 30, 2000 compared to $153,158 for the three-month period ended June 30, 1999, representing a increase of $226,663. The increase is principally attributable to professional fees and marketing expenses.


Interest Revenue and Interest Expense

         Interest revenue represents income earned on the Company's cash deposits. Interest revenue increased by $122,057, from $195, for the three-month period ended June 30, 1999 to $122,252 for the three-month period ended June 30, 2000, primarily due to a higher level of cash on hand during the period.

         Interest expense in 2000 is mainly attributable to interest on the capital lease transaction entered into by the Company at the end of fiscal 1999 in order to finance its facility prior to its acquisition. Interest expense increased by $10,300 from $18,690 for the three-month period ended June 30,1999 to $28,990 for the three-month period ended June 30,2000.

Results of Operations for the Fiscal Years Ended March 31, 2000 and 1999.

Sales

         Revenues have only been generated from sales of Mach-1(TM) Mechanical Testers.

         During the year ended March 31, 2000, the Company reported sales of zero and a net loss of $3,240,283 compared to sales of $78,660 and a net loss of $4,165,657 for the year ended March 31, 1999.

         Loss per share was $0.23 per share for the year ended March 31, 2000, compared to $0.37 per share for the year ended March 31, 1999.

Operating expenses

         Research and development expenses were $2,341,697 for the year ended March 31, 2000 compared to $2,948,342 for the year ended March 31, 1999, partly attributable to the reduction of acquisition of research and development equipment.

         General and administrative expenses were $ 1,217,507 for the year ended March 31, 2000 compared to $1,789,468 for the year ended March 31, 1999, representing a decrease of $571,961. The decrease is principally attributable to the grant of options in lieu of cash payments to consultants.

Interest Revenue and Interest Expense

         Interest revenue represents income earned on the Company's cash deposits. Interest revenue increased by $14,277, from $4,364, in 1999 to $18,641 in 2000, primarily due to a higher level of cash and cash equivalents on hand at the end of 2000.

         Interest expense in 2000 is mainly attributable to interest on the capital lease transaction entered into by the Company at the end of fiscal year 1999 in order to finance its facility prior to its acquisition. Interest expense increased by $158,467 from $39,935 in 1999 to $198,402 in 2000. The remaining balance under the loan agreement was repaid in full during July 4, 2000.

Liquidity and Capital Resources

         The cash position of the Company on August 31, 2000 is US $5,991,006 plus CDN $512,854. As of June 30, 2000, the Company's cash position was $10,953,073. Subsequent to June 30, 2000, the Company expended the sum of $1,200,000 to acquire the facility in which it conducts its operations. The Company also expects to expend approximately $3,500,000 during the remaining period of the fiscal year ending March 31, 2001 to equip its facility. The Company believes that the capital resources presently on hand will be sufficient for projected capital expenditures and operating expenses for the next 12 months. As of March 31, 2000, the Company's cash position was $ 7,301,143 as compared to $57,297 at the end of March 31, 1999.

         On February 2, 2000, the Company completed a private placement of its securities yielding aggregate proceeds of US $2,350,000, for which the Company issued an aggregate of 470,000 shares of Common Stock and Warrants to purchase an additional 470,000 shares of Common Stock at a price of US $7.00 on or before September 30, 2001.

         Commencing March 31, 2000 and during the quarter ended June 30, 2000, the Company completed a second private placement and issued a total of 1,910,214 units at a price of US $3.50 per unit (or CDN $5.00) as shown in the table below, yielding gross proceeds of US $6,055,250 and CDN $900,000 ($9,757,662). Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share at a price of US $4.50 per share before March 30, 2001.

         Closing Date         Number of Units                    Proceeds

         March 31, 2000            843,500     US $2,532,250 and CDN $600,000
                                               (CDN $4,270,243)
         April 4, 2000             833,857     US $2,813,500 and CDN $150,000
                                               (CDN $4,281,343)
         April 17, 2000             82,000     US $287,000
                                               (CDN $425,879)
         April 27, 2000             42,857     US $150,000
                                               (CDN $221,925)
         June 9, 2000              108,000     US $273,000 and CDN $150,000
                                               (CDN $558,272)
                              --------------   ------------------------------
         Totals                  1,910,214     US$6,055,250 and CDN $900,000
                                               (CDN $9,757,662)

Employee Growth

            As of September 8, 2000, the Company had 32 employees, of whom 22 were engaged on research and development and 10 were engaged in corporate and administrative activities. Over the next 12 months, the Company intends to increase its corporate and administrative personnel by three (3) to five (5) persons. The existing research and development team will be expanded by 10 to 15 persons. The Company anticipates its total employee count to be in approximately 40 to 50 employees by the end of fiscal year 2001. The information set forth under the caption "Risk Factors - We may be unable to retain our key executives and research and development personnel" discuss risks the Company may face in hiring and retaining additional personnel.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

         The following sets forth the name, present principal occupation, employment and material occupations, positions, offices or employments for the past five years and ages as of August 31, 2000 for the executive officers and directors of the Company. Members of the board of directors are elected and serve for one year terms or until their successors are duly elected and shall have qualified.


        Name                   Age              Title
        ----                   ---              -----

Amine Selmani                  43     Chairman of the Board and President
Marie-Claire Pilon             46     Chief Executive Officer
Denis N. Beaudry               57     Director
Pierre Alary                   43     Director
Jean-Yves Bourgeois            33     Director
Pierre Ranger                  45     Director

Lucie Duval                    40     Secretary and Treasurer


         Amine Selmani PhD- Dr. Selmani has served as Chairman of the Board and President of the Company since February 2000, Chief Executive Officer of the Company from February 2000 to September 2000 and Chairman of the Board, President and Chief Executive Officer of Bio Syntech Canada and its predecessor corporation since its inception in November 1997. Prior to founding the predecessor corporation of Bio Syntech Canada in May 1995, Dr. Selmani had eight years of teaching experience at the Chemical Engineering Department and Biomedical Institute of Ecole Polytechnique as an Associate Professor from 1992 to 1997 and as an Assistant Professor from 1989 to 1992. Dr. Selmani received his Bachelor of Science and Master of Science Degrees in Physical Chemistry in 1979 and 1981, respectively, from the University of Bordeaux, France. He also obtained his Doctoral and Post Doctoral Degrees in Materials Science from the University of Montreal in 1985 and Dalhousy University in 1988, respectively.

         Marie-Claire Pilon -Ms. Pilon became the Chief Executive Officer of the Company on August 7, 2000. Ms Pilon is a pharmacist and hold an Executive Masters in Business Administration. Prior to joining Biosyntech, Ms Pilon held a number of senior positions within both the North American and European pharmaceutical industry. Most recently, Ms. Pilon was a Senior Business Development Consultant to private and publicly traded companies.In that role, she assumed the responsibilities of Executive Vice President of Business Development for Nastech Pharmaceutical Company, Inc., a publicly traded nasal drug delivery company. From 1996 to 1999, Ms. Pilon was Vice-President of Biovail Corporation International, a full service pharmaceutical company engaged in the formulation, registration, clinical testing and manufacture of drug products utilizing advanced drug delivery technologies. From 1994 to 1995, Ms. Pilon was Executive Director for Business Development for the Benefit Research Group, a Quintiles company specializing in Health Economics and Outcomes Research. From 1981 to 1994, Ms. Pilon held positions of increasing responsibilities within the industry.

         Denis N. Beaudry - Mr. Beaudry has been a director of the Company since February 2000. Mr. Beaudry has been President and general manager of Polyvalor, Montreal, Quebec, Canada, a limited partnership formed by the Ecole Polytechnique for the purpose of commercializing the intellectual property of the Ecole Polytechnique. His role consists of enhancing the value of research results for commercial use by means of start-up of high-tech companies in which Polyvalor holds a participation or interest. Since 1984, he has occupied the position of director of the Centre de Developpement Technologique of the Ecole Polytechnique whose sphere of activities includes technology transfer, licensing of technology and software, joint creation with private industry of laboratories and research centers, strategic alliances, research partnerships, industrial chairs and the emergence of high technology enterprises. Mr. Beaudry was President of the Quebec Association of University Research Directors in 1992, and is at present a member of the Board of Directors of Lumenon Innovative Lightwave Technologies, Inc., the Centre des Technologies Textiles, the College Rosemont, the Corporation de Financement de l'Institut de Cardiologie de Montreal, the Centre de Technologies du Gaz Naturel, the Corporation Commerciale de Materiaux Composites, the Centre de Developpement Rapide de Produits et de Procedes, and the firms Sinlab Inc., Phytobiotech Inc., Polyplan Inc., Odotech Inc. and COESI Inc.

         Pierre Alary, CA - Mr. Alary has been a director of the Company since February 2000. Since August 1998, Mr. Alary has been a Vice President for finance and information technologies at Bombardier Transport, a designer, manufacturer and distributor of rail cars. Prior to joining Bombardier Transport, Mr. Alary has held various positions from September 1978 to August 1998, including as Senior Partner, at Ernst & Young LLP, specializing in the biotechnology industry.

         Jean-Yves Bourgeois - Mr. Bourgeois has been a director of the Company since February 2000. Since 1999, Mr. Bourgeois has been a director and Senior Vice President in charge of corporate finance for eastern Canada of Canaccord, a securities broker/dealer. Prior to joining Canaccord, Mr. Bourgeois served as a Chief Financial Officer for Aeterna Laboratories from 1998 to 1999. From 1997 to 1998, Mr. Bourgeois had also been in charge of small capital market development, specializing in high technology and biotechnology industries, for TD Securities, a securities broker/dealer. From 1992 to 1997, Mr. Bourgeois held various positions, including the head of corporate finance for eastern Canada, at Gordon Capital, a securities broker/dealer, where he specialized in high technology and biotechnology industries.

         Pierre Ranger MD - Dr. Ranger has been a director of the Company since February 2000. Since 1991, Dr. Ranger has been a teaching professor in the orthopedic residents program at the CMDP Sacred Heart Hospital of Montreal. Dr. Ranger received his Doctoral of Medicine Degree from the University of Montreal in 1979 and Diploma of Sports Medicine in 1996.

         Lucie Duval - Ms. Duval has been the Secretary and Treasurer of the Company since February 2000 and Secretary and Treasurer of Bio Syntech Canada and its predecessor corporation since July 1, 1999. From 1986 to 1996, Mrs Duval was a financial counselor for the city of Montreal, Canada.


         Mr. Beaudry is the nominee of Polyvalor which has the right to appoint one nominee to the Board of Directors under the Assignment Agreement. There are no family relationships among directors and executive officers. Directors are elected for a term of office to expire at the annual meeting of stockholders after their election.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table contains information as of August 31, 2000 regarding the beneficial ownership of shares of Common Stock by the Company's current directors and executive officers and those persons or entities who, to the Company's knowledge, beneficially own more than 5% of the Common Stock:


                                                           Shares of Common             Percentage of Common
                 Name and Address of                       Stock Beneficially            Stock Beneficially
                  Beneficial Owner                           Owned (1)(2)                       Owned
                  ----------------                           ------------                       -----

9083-1496 Quebec Inc. (3)                                      7,640,000                        26.2%
475 Boulevard Armand-Frappier
Laval, Quebec, Canada H7V 4B3

Amine Selmani (3)(7)                                         7,975,500(4)                       27.0%
475 Boulevard Armand-Frappier
Laval, Quebec, Canada H7V 4B3

Denis N. Beaudry (6)(7)                                         25,000                          >0.1%

Pierre Alary (7)                                                25,000                          >0.1%


Jean-Yves Bourgeois (7)                                         25,000                          >0.1%


Pierre Ranger (7)(8)                                           125,000                           0.4%


Lucie Duval (9)                                                  30,000                         0.1%


All Officers and Directors                                    8,205,500                         28.0%
as a group (6 persons)

-----------------------

(1) Includes rights to acquire shares of Common Stock through the exchange of Class A Stock. See "Description of Business/History of the Company" for information in respect of the exchange of Class A Stock for Common Stock.

(2) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after August 31, 2000 upon the exercise or conversion of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days after August 31, 2000 have been exercised or converted.

(3) Dr. Selmani does not own directly any Class A Stock or Common Stock. However, by virtue of his ownership of 9083-1496 Quebec Inc., Dr. Selmani has shared voting and dispositive power with respect to the 7,640,000 shares of Class A Stock owned by 9083-1496 Quebec Inc. Dr. Selmani also may be deemed the beneficial owner of 312,500 shares of Common Stock that would be held by him upon exchange of 312,500 shares of Class A Stock issuable upon exercise of options granted to Dr. Selmani.

(4) Does not include an aggregate of 1,085,000 shares (which includes 200,000 shares issuable upon the exercise of options) of Common Stock beneficially owned by Monique Jarry, the spouse of Dr. Selmani. Ms. Jarry is deemed to be the beneficial owner of such shares of Common Stock by reason of her beneficial ownership of the same number of shares of Class A Stock. Dr. Selmani disclaims beneficial ownership of such shares.

(5) Represents 175,000 shares of Common Stock that would be beneficially owned by Ms. Pilon upon exercise of options granted under the Company's Stock Option Plan

(6) Denis N. Beaudry is the representative of Polyvalor on the Company's Board. Does not include 1,072,000 shares of Class A Stock beneficially owned by Polyvalor which are exchangeable on a one-for-one basis for shares of Common Stock. See "Description of Business -- Material Agreements." Mr. Beaudry disclaims beneficial ownership of such shares.

(7) Includes 25,000 shares of Common Stock issuable upon exercise of options granted to directors under the Company's Stock Option Plan. See footnote #4 of the Company's Consolidated Financial Statement for the period ended June 30, 2000 for details of recent stock option grants of the Company.

(8) Includes 100,000 shares of Common Stock that would be beneficially owned by Dr. Ranger upon exchange of 100,000 shares of Class A Stock issuable upon exercis of an option granted to Dr. Ranger.

(9) Represents 30,000 shares of Common Stock that would be beneficially owned by Ms. Duval upon exchange of 30,000 shares of Class A Stock issuable upon exercise of an option granted to Ms. Duval.

                            EXECUTIVE COMPENSATION

Compensation of Executives

         The following table sets forth, for the periods indicated, includes all compensation awarded to, earned by or paid to the Chief Executive Officer of Bio Syntech, which was merged with the Company's wholly-owned subsidiary,

Bio Syntech Canada, effective February 29, 2000. Except for those listed below, no other executive officers of the Company and Bio Syntech received annual compensation in excess of US $100,000 during the periods indicated.

Summary Compensation Table


                                                                                                    Long-Term
                                                                                                  Compensation:
                                                                Annual Compensation                   Award
                                        Fiscal
  Name and Position                    Year(1)               Salary              Bonus(1)          # of Options
  -----------------                    -------               ------              --------          ------------

          Amine Selmani                  2000               $120,000                $0                  -
          President and
     Chief Executive Officer             1999               $120,000                $0              312,500(2)

                                         1998                  $0                   $0                  -


----------------
(1) Certain of the executive officers of the Company routinely receive other benefits from the Company, the amounts of which are customary in the Company's industry. The Company has concluded, after reasonable inquiry, that the aggregate amounts of such benefits during each of the periods reflected in the table above did not exceed the lesser of US$50,000 or 10% of the compensation set forth above for any named individual in respect of any such period.

(2) Represents options awarded under the Bio Syntech Canada, Inc. Stock Option Plan (the "BSCPlan").

Option Grants

          No options were granted to Dr. Selmani in the fiscal year ended March 31, 2000. The Company has never granted any stock appreciation rights.

Aggregated Fiscal Year-End Option Exercises and Option Values

         Dr. Selmani did not exercise any options as of March 31, 2000. The following table sets forth certain information regarding unexercised stock options held by Dr. Selmani as of March 31, 2000.


                                           Number of Securities Underlying               Value of Unexercised in the-Money
                                               Unexercised Options at                                Options at
                                                  March 31, 2000(#)                              March 31, 2000($)
              Name                            Exercisable/Unexercisable                     Exercisable/Unexercisable(1)
              ----                            -------------------------                     ----------------------------
Amine Selmani                                         312,500/0                                     $1,596,094/0

-----------------
(1) Based on the market value, as reported on the Over the Counter Electronic Bulletin Board, of US$5.6250 per share of Common Stock at March 31, 2000 and an exercise price of $.75 (US$0.5175) per share.

Other Compensation Plans

         The Company has no pension plan or other compensation plans for its executive officers or directors.

Compensation of Directors

         No fees or other remuneration were paid to directors of the Company during the fiscal year ended March 31, 2000, with the exception of reimbursement of expenses. The Board will determine the remuneration of the directors and officers of the Company during the current and subsequent fiscal years.

Employment Agreement

         Marie Claire Pilon Employment Agreement - We have entered into a three-year employment agreement with Marie-Claire Pilon dated as of August 7, 2000. Ms. Pilon will serve as Chief Executive Officer with such duties and responsibilities as are determined by our Board from time to time. Ms. Pilon shall be entitled to an annual base salary of $165,000 which shall be reviewed annually plus a bonus payment at the discretion of the Board's compensation committee. The Board also granted Ms. Pilon options to purchase 175,000 shares of our Common Stock at an exercise price of $4.00 per share, vesting in three installments commencing August 2001. Ms. Pilon is subject to a confidentiality and non-solicitation provisions during the term of her employment and two year thereafter, respectively. Ms. Pilon will be entitled to receive her full salary for a period of either six months or twelve months if she was terminated without Cause and the notice of termination was delivered by December 11, 2000 or after December 11, 2000, respectively. She will not be entitled to receive any salary if she is terminated for Cause, disability or death.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The information set forth in "Description of Business -- History of the Company" and "-Material Agreement" is incorporated herein by reference.


                              SELLING STOCKHOLDERS

         Except as indicated below, none of the Selling Stockholders has held any position or office or had any other material relationship with us within the past three years. The following table shows the beneficial ownership of our Common Stock on September 13, 2000. The table assumes that the Selling Stockholders will sell all of the shares and that the Selling Stockholders will make no other purchases or sales of our Common Stock. However, the Selling Stockholders are not obligated to sell their shares at any time or at any price. Therefore, we cannot state with certainty the number of shares of common stock that will be owned by each of the Selling Stockholders upon the termination of this offering. The number of shares of common stock that each holder may own may also change due to stock splits or other anti-dilution adjustments.



                                      Shares of       Percentage of                       Shares of
                                       Common             Common                            Common              Percentage of
                                        Stock             Stock          Shares of           Stock               Common Stock
                                    Beneficially       Beneficially        Common        Beneficially            Beneficially
  Name and Address of                Owned Before      Owned Before      Stock Being      Owned After            Owned After
   Beneficial Owner                  Offering(1)       Offering (2)       Offered         Offering                 Offering
  ------------------                 -----------       ------------       --------        ---------               ---------

Monique Jarry                           885,000          3.0%                885,000        0                       0%

Michael Buschmann                       290,000          1.0%                290,000        0                       0%

Abdellatif Chenite                      300,000          1.0%                300,000        0                       0%


Caroline Hoemann                           100,000       0.3%                100,000        0                       0%

Cyril Chaput                               200,000       0.7%                200,000        0                       0%

Fairouze Jalal                             100,000       0.3%                100,000        0                       0%

Ronald D. Guttmann                         133,334       0.5%                133,334        0                       0%

William Stanimir                           110,000       0.4%                110,000        0                       0%

Pierre Barnard                              21,429      >0.1%                 21,429        0                       0%

C.B.C. Consulting Inc.                     233,333       0.8%                233,333        0                       0%

Henry Yersh                                 70,000       0.2%                 70,000        0                       0%

Michael Teryzos                            166,667       0.6%                166,667        0                       0%

Belwest Capital Management Corp.           155,000       0.5%                155,000        0                       0%

Thensor SKY Corp.                          371,900       1.3%                371,900        0                       0%

Groupe Montoni                              33,333       0.1%                 33,333        0                       0%

Francois Rodrigue                           30,001       0.1%                 30,001        0                       0%

Astrid Guttmann                             13,333      >0.1%                 13,333        0                       0%

Carla Guttmann                              13,333      >0.1%                 13,333        0                       0%

Gregory Guttmann                            13,333      >0.1%                 13,333        0                       0%

2845351 Canada Inc.                        327,000       1.1%                327,000        0                       0%

Louise Gauthier                              6,666      >0.1%                  6,666        0                       0%

Julie Rodrigue                               6,666      >0.1%                  6,666        0                       0%

Serge Cadorette                            100,000       0.3%                100,000        0                       0%

Lirojen Enterprises Ltd.                    50,000       0.2%                 50,000        0                       0%

Multivox Marketing Inc.                    528,333       1.8%                528,333        0                       0%

Richard D. Spizzirri                        66,375       0.2%                 66,375        0                       0%

Lewis Capital Ltd.                           9,521      >0.1%                  9,521        0                       0%

Jim Beckerleg                               17,600      >0.1%                 17,600        0                       0%




                                      -35


Charles Beaudoin                           135,000       0.5%                135,000        0                       0%

Multivesco                                 110,000       0.4%                110,000        0                       0%

Polyvalor, Societe en commandite         1,072,000       3.4%              1,072,000        0                       0%

146479 Canada Inc.                         120,000       0.4%                120,000        0                       0%

Compensation BNC Inc.                    1,200,000       4.1%              1,200,000        0                       0%

Michele Kosich                              90,000       0.3%                 90,000        0                       0%

Jean-Marie Rodrigue                         10,000      >0.1%                 10,000        0                       0%

Kebir Ratnani                               15,000      >0.1%                 15,000        0                       0%

Compensation BNC INC EFP Pierre Larue        6,666      >0.1%                  6,666        0                       0%
(0TC9RE2)

Roytor & Co.                               426,213       1.5%                426,213        0                       0%

TOTAL                                    7,537,036      25.8%              7,537,036        0                       0%

----------------------

(1) Includes rights to acquire shares of Common Stock through the exchange of the Class A Shares. See "Description of Business/History of the Company" for information in respect of the exchange of the Class A Shares for shares of Common Stock.

(2) Based upon 29,182,250 outstanding shares of Common Stock as reported in the Company's report for the quarter ended June 30, 2000 on Form 10-QSB filed with the Securities and Exchange Commission on August 15, 2000.


                              PLAN OF DISTRIBUTION

         As used in this prospectus, "Selling Stockholders" includes the pledgees, donees, transferees or others who may later hold the Selling Stockholders' beneficial ownership of shares of Common Stock. We will pay the costs and fees of registering the shares of Common Stock, but the Selling Stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of these shares.

         The Selling Stockholders may sell the shares of Common Stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In addition, the Selling Stockholders may sell some or all of their shares through:

         o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
         o      purchases by a  broker-dealer,  as principal,  and resale by the
                broker-dealer   for  its  account;   or
         o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the shares of Common Stock, the Selling Stockholders may enter into hedging transactions. For example, the Selling Stockholders may:

        o enter into transactions involving short sales of the shares by broker-dealers;

         o sell shares short themselves and redeliver the shares to close out their short positions;
         o enter into option or other types of transactions that require the Selling Stockholder to deliver shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
         o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The Selling Stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Stockholders may allow other broker-dealers to participate in resales. However, the Selling Stockholders and any broker-dealers involved in the sale or resale of the shares of common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act of 1933.

         In addition to selling their shares under this prospectus, the Selling Stockholders may:

         o agree to indemnify any broker-dealer or agent against liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;
         o transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or
         o sell their shares under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, $0.001 par value per share, of which 29, 182,250 are issued and outstanding as of August 31, 2000, which includes 7,537,036 shares of Common Stock being offered herein. The shares are non-assessable, without pre- emptive rights, and do not carry cumulative voting rights. Holders of Common Shares are entitled to one vote for each share on all matters to be voted on by the stockholders. The shares are fully paid, non-assessable, without pre-emptive rights, and do not carry cumulative voting rights. Holders of Common Shares are entitled to share ratably in dividends, if any, as may be declared by the Company from time-to-time, from funds legally available. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share on a pro-rata basis all assets remaining after payment in full of all liabilities.

Class A Shares

         Class A Shares are non-voting exchangeable shares of Bio Syntech Canada's Preferred Stock which are exchangeable on a one-to-one basis for the shares of Common Stock of the Company. There are currently 15,177,036 Class A Shares outstanding and options to purchase 1,500,000 Class A Shares outstanding.


                                     EXPERTS

         The consolidated financial statements of the Company at March 31, 2000 and March 31, 1999 and for the fiscal years ended March 31, 2000 and1999 appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as is set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Company's By-laws provides that the Company shall indemnify its directors, officers and agents to the fullest extent possible under the Nevada General Corporate Law ("NGCL"). The Company's By-laws is consistent with the indemnification provisions in the NGCL which allow for discretionary and mandatory indemnification of a corporation's officers, directors, employees and agents. Section 78.7502 of the NGCL provides for the general concept of indemnification and Section 78.751 of the NGCL provides for authorization, advance and limitation of such indemnification.

         Insofar as determination for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statement and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: BioSyntech, Inc., 475 Boulevard Armand-Frappier, Laval, Quebec, Canada H7V 4B3, Telephone, (450) 686-2437.

         This prospectus is a part of the registration statement on Form SB-2 (the "Registration Statement") that we filed with the SEC. The Registration Statement contains more information than the prospectus regarding the company and our Common Stock, including certain exhibits. You can get a copy of the Registration Statement from the SEC at the address listed above or from its internet site.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                BioSyntech, Inc.

                          (A Development Stage Company)



Report of Independent Auditors                                              F-2

Consolidated Balance Sheets at March 31, 2000 and 1999                      F-3

Consolidated Statements of Operations for the Fiscal Years
Ended March 31, 2000 and 1999                                               F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficiency)
for the Fiscal Years ended March 31, 2000 and 1999                          F-5

Consolidated Statements of Cash Flows for the Fiscal Years Ended
March 31, 2000 and 1999                                                     F-6

Notes to Consolidated Financial Statements for the
Fiscal Years ended March 31, 2000 and 1999                                  F-7

Condensed Consolidated Balance Sheets at June 30, 2000
and March 31, 2000                                                          F-23

Condensed Consolidated Statement of Operations for the
quarters ended June 30, 2000 and June 30, 1999                              F-24

Condensed Statements of Changes in Stockholders' Equity (Deficiency)
from inception to June 30, 2000                                             F-25

Condensed Consolidated Statements of Cash Flow for the
quarters ended June 30, 2000 and 1999                                       F-26

Notes to Consolidated Financial Statements as of June 30, 2000              F-27

We have not authorized anyone to give any information or make any representations, other than those contained in this prospectus. You must not rely on any unauthorized information or representations. Only the shares descried within this prospectus are being offered, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.






















                                BIOSYNTECH, INC.



                               7,537,036 Shares of

                                  Common Stock




                                   PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          Indemnification of Directors and Officers

         Article VII of the Company's By-laws provides that the Company shall indemnify its directors, officers and agents to the fullest extent possible under the Nevada General Corporate Law ("NGCL"). Article VII of the Company's By-laws states that:

               "No Officer or Director shall be personally liable for any obligations of the Corporation or for any duties or obligations arising out of any or conducts of said Officer or Director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a Director or Officer of the Corporation from and against any and all claims, judgements and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a Director or Officer of the Corporation, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him as such Director or Officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the Nevada Revised Statutes; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with an claim or liability arising out of his (or her) own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he or she may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its Directors, Officers, employees and agents shall be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel."


         Article VII of the Company's By-laws is consistent with the indemnification provisions in the NGCL which allow for discretionary and mandatory indemnification of a corporation's officers, directors, employees and agents. Section 78.7502 of the NGCL provides for the general concept of indemnification and Section 78.751 of the NGCL provides for authorization, advance and limitation of such indemnification.

         Section 78.7502 of the NGCL states that:

               " A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

               A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

               To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense."


         Section 78.751 of the NGCL states that:

         "(1) Any indemnification under Section 78.7502 of the NGCL, unless ordered by a court or advanced pursuant to subsection 2, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                 o  By the shareholders;

                 o By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

                 o If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                 o If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

               (2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

               (3)  The   indemnification   and   advancement  of  expenses
         authorized in or ordered by a court pursuant to this section:

                  (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in other capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NGCL or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."


ITEM 25.          Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses (other than brokerage commissions, discounts or other expenses relating to the sale of the shares of Common Stock by the Selling Stockholders) which will be paid by the Company in connection with the issuance and distribution of the securities being registered. With the exception of the Securities and Exchange Commission (the "SEC") registration fee, all amounts shown are estimates.

SEC Registration Fee                        $[  ]
Blue Sky Fees and Expenses                   [  ]
Printing and Engraving                       [  ]
Subscription Agent Fees                      [  ]
Accounting Fees and Expenses                 [  ]
Legal Fees and Expenses                      [  ]
Miscellaneous expenses                       [  ]
Total                                        [  ]


Item 26.          Recent Sales of Unregistered Securities

         The information set forth under the caption "History of the Company" in Description of Business above is incorporated herein. The securities were issued in reliance on the exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") provided for in Rule 903 of Regulation S ("Regulation S") to a trust for the benefit of the holders of Non-Voting
Exchangeable Shares (as such term is defined in the Company's Registration Statement) of Bio Syntech Canada, Inc., all of whom are non U.S. Persons (as such term is defined in Rule 902 of Regulation S). All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. No underwriter was involved in such transaction.

         On February 2, 2000, the Company received funds for a private placement of its securities which was conditioned on the closing of the Transactions. The private placement yielded aggregate proceeds of US $2,350,000, and the Company issued an aggregate of 470,000 shares of Common Stock and Warrants to purchase an additional 470,000 shares of Common Stock at a price of US $7.00 on or before September 30, 2001. The private placement closed on February 29, 2000, simultaneous with the closing of the Transactions. The Company relied upon the exemption provided in Regulation S under the Securities Act. No underwriter was involved in the private placements.

         The Company completed a second private placement with five separate closing dates as shown in the table below. The Company issued a total of 1,910,214 units at a price of US $3.50 per unit yielding gross proceeds of US $6,055,250 and CDN $900,000. Each unit comprised one share of Common Stock and one warrant for the purchase of one additional share at a price of US $4.50 per share before March 30, 2001. The securities were offered and sold in reliance on the exemption from registration under the Securities Act provided for in Regulation S. All such securities were deemed by the Company to be restricted securities and were appropriately legended and restricted as to subsequent transfer. No underwriter was involved in such transactions.

         Closing Date            Number of Units           Proceeds

         March 31, 2000             843,500     US $2,532,250 and CDN $600,000
                                                (CDN $4,270,243)
         April 4, 2000              833,857     US $2,813,500 and CDN $150,000
                                                (CDN $4,281,343)
         April 17, 2000              82,000     US $287,000
                                                (CDN $425,879)
         April 27, 2000              42,857     US $150,000
                                                (CDN $221,925)
         June 9, 2000               108,000     US $273,500 and CDN $150,000
                                                (CDN $558,272)
                                 ------------   -------------------------------
         Totals                  1,910,214      US$6,055,250 and CDN $900,000
                                                (CDN $9,757,662)


Item 27.          Exhibits and Financial Statement Schedules

(a) Exhibits:

 Exhibit 2.1 Amalgamation Agreement made December 2, 1999, as amended and restated on February 15, 2000, among BioSyntech Inc., Bio Syntech Ltd. and 9083-5661 Quebec Inc. - Incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K dated March 15, 2000.

 Exhibit 3.1      Articles of  Incorporation  -  Incorporated  by  reference  to
                  Exhibit 3.1 to Registration Statement on Form 10SB filed August 30, 1999.

 Exhibit 3.2      Restated and Amended By-laws.

 Exhibit 4.1 Exchange and Voting Agreement made February 16, 2000 among BioSyntech Inc., 9083-5661 Quebec Inc., Pierre Barnard and Bio Syntech Ltd. - Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K dated March 15, 2000.

 Exhibit 4.2 Support Agreement made February 15, 2000 among BioSyntech, Inc., 9083-5661 Quebec Inc. and Bio Syntech Ltd. - Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K dated March 15, 2000.

 *Exhibit 5       Opinion of Counsel as to the legality of the securities  being registered.

 Exhibit 10.1 Amended and Restated Technology Assignment Agreement among Polyvalor Limited Partnership, Bio Syntech Canada Inc., and BioSyntech Inc. dated March 15, 2000. - Incorporated by reference to Exhibit 10.1 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.2 BioSyntech, Inc. Stock Option Incentive Plan. - Incorporated by reference to Exhibit 10.2 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.3 Bio Syntech Canada Inc. Stock Option Incentive Plan. - Incorporated by reference to Exhibit 10.3 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.4 Non-Disclosure and Confidentiality Agreement between Bio Syntech Ltd. and Sulzer Orthopedics Biologics Inc. dated February 23, 1999. - Incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.5 Material Transfer Agreement between Bio Syntech Ltd. and Sulzer Orthopedics Ltd. dated January 4, 2000. - Incorporated by reference to Exhibit 10.5 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.6 Confidentiality Agreement between Bio Syntech Ltd. and Reprogenesis, Inc. dated May 31, 1999. - Incorporated by reference to Exhibit 10.6 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.7 Material Transfer Agreement between Bio Syntech Ltd. and Reprogenesis, Inc. dated July 27, 1999. - Incorporated by reference to Exhibit 10.7 to Annual Report on Form 10- KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.8 Confidential Disclosure Agreement between Bio Syntech Ltd. and Ophidian Pharmaceuticals, Inc. dated August 16, 1999. - Incorporated by reference to Exhibit 10.8 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.9 Biological Material Transfer Agreement between Bio Syntech Ltd. and Ophidian Pharmaceuticals, Inc. dated August 16, 1999.
                  - Incorporated by reference to Exhibit 10.9 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.10 Mutual Confidentiality and Non-Disclosure Agreement between Bio Syntech Ltd. and Viragen Incorporated dated September 2, 1999. - Incorporated by reference to Exhibit 10.10 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.11 Confidential Disclosure Agreement between Bio Syntech Ltd. and Ontogeny, Inc. dated October 26, 1999. - Incorporated by reference to Exhibit 10.11 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.12 Material Transfer Agreement between Bio Syntech Ltd. and Ontogeny, Inc. dated December 3, 1999. - Incorporated by reference to Exhibit 10.12 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

 Exhibit 10.13 Material Transfer Agreement between Bio Syntech Ltd. and Biomet Manufacturing Corporation dated February 8, 2000. - Incorporated by reference to Exhibit 10.13 to Annual Report on Form 10-KSB for period ended December 31, 1999 and filed with the Securities and Exchange Commission on March 30, 2000.

*Exhibit 10.14    Employment  Agreement  between the  Company  and  Marie-Claire
                  Pilon, dated September 11, 2000.

*Exhibit 23.1     Consent of Accountants.

*Exhibit 23.2     Consent of Counsel (included in Exhibit 5).

*Exhibit 24       Power of Attorney (see page II-8).

----------------------------------
* Filed herewith.

Item 28.  Undertakings.

I. Rule 415 Offering

         The undersigned Registrant hereby undertakes:

         (a) to file, during any period in which if offers or sells securities, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement to include any additional or changed material information on the plan of distribution.

                  (2) That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3)  File  a   post-effective   amendment   to   remove   from
registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declare effective.

                  (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

II.  Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


           [The remainder of this page was intentionally left blank.]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada on the 13 day of September, 2000.


                                                  BIOSYNTECH,  INC.



September 13, 2000                                By: /s/ Marie-Claire Pilon
                                                      --------------------------
                                                  Marie-Claire Pilon,
                                                  Chief Executive Officer


                                POWER OF ATTORNEY

         BioSyntech, Inc. and each of the undersigned do hereby appoint Marie-Claire Pilon, its or her true and lawful attorney to execute on behalf of BioSyntech, Inc. and the undersigned any and all amendments to the Registration Statement on Form SB-2 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


         Signature                   Title                     Date


 /s/ Amine Selmani               Chairman of the Board and    September 13, 2000
-----------------------          President
       Amine Selmani

/s/ Denis N. Beaudry             Director                     September 13, 2000
-----------------------
       Denis N. Beaudry

/s/ Pierre Alary                 Director                     September 13, 2000
-----------------------
       Pierre Alary

                                 Director
-----------------------
    Jean-Yves Bourgeois

                                 Director
-----------------------
    Pierre Ranger

Consolidated Financial Statements
BioSyntech, Inc.
[formerly Dream Team International Inc.]
[a development stage company]

March 31, 2000 and 1999

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholders of BioSyntech, Inc.

We have audited the accompanying consolidated balance sheets of BioSyntech, Inc. [the "Company"], [a development stage company], as of March 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the period from inception to March 31, 2000 and for the years ended March 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company [a development stage company] as of March 31, 2000 and 1999 and the results of its operations and its cash flows for the period from inception to March 31, 2000 and for the years ended March 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States.




Montreal, Canada,                                         /s/ Ernst & Young LLP
June 9, 2000,  except as to Note 14,                      Chartered  Accountants
as to which the date is July 4, 2000.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                      CONSOLIDATED BALANCE SHEETS [note 1]


As of March 31, 2000 and 1999

                                                                                        2000                 2000               1999
                                                                                        US$                   C$                 C$
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   [note 2]
ASSETS
Current assets
Cash                                                                               5,037,355            7,301,143            57,297
Short-term investment [note 3]                                                        51,746               75,000                --
Receivables [note 4]                                                                  63,044               91,376            68,460
Inventory                                                                             32,557               47,188            23,700
Investment tax credits receivable [note 10]                                          396,716              575,000           603,663
Prepaid expenses                                                                      12,671               18,365                --
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   5,594,089            8,108,072           753,120
------------------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment [note 5]                                             1,035,525            1,500,890         1,665,163
Other assets                                                                          11,487               16,650            15,867
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   6,641,101            9,625,612         2,434,150
====================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
   (DEFICIENCY)
Current liabilities
Demand loan [note 6]                                                                      --                   --           518,598
Accounts payable and accrued liabilities                                             731,977            1,060,928           579,552
Due to stockholder, without interest and
   repayment terms                                                                     6,899               10,000            30,394
Deferred revenues                                                                     45,157               65,451                --
Current portion of long-term debt [note 7]                                            51,746               75,000           400,000
Current portion of obligations under capital
   leases [note 8]                                                                    57,596               83,479            56,452
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     893,375            1,294,858         1,584,996
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt [note 7]                                                              155,237              225,000           300,000
Obligations under capital leases [note 8]                                            629,409              912,266           991,736
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   1,678,021            2,432,124         2,876,732
------------------------------------------------------------------------------------------------------------------------------------
Commitment [note 12]
Contingent liability [note 13]

Stockholders' equity (deficiency)
Common stock [note  9]
   Par value $0.001
   Authorized 50,000,000 shares
   Issued and outstanding
      28,115,536 common shares                                                     9,060,785           13,132,702         2,662,909
Additional paid-in capital                                                         1,183,876            1,715,910         1,309,350
Deficit accumulated during the development stage                                  (5,281,581)          (7,655,124)       (4,414,841)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   4,963,080            7,193,488          (442,582)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   6,641,101            9,625,612         2,434,150
====================================================================================================================================


See accompanying notes


---------------------------------                       ------------------------
Director                                                Director

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                 CONSOLIDATED STATEMENTS OF OPERATIONS [note 1]


Years ended March 31, 2000 and 1999


                                                         Cumulative
                                                      from inception to
                                                       March 31, 2000           2000                2000                 1999
                                                            C$                   US$                 C$                   C$
-------------------------------------------------------------------------------------------------------------------------------
                                                                             [note 2]
Sales                                                  168,138                    --                   --              78,660
Cost of sales                                           71,962                    --                   --              35,008
-----------------------------------------------------------------------------------------------------------------------------
                                                        96,176                    --                   --              43,652
-----------------------------------------------------------------------------------------------------------------------------

Research and development expenses                    5,653,972             1,615,632            2,341,697           2,948,342
Investment tax credits                              (1,413,364)             (466,994)            (676,861)           (599,114)
General and administrative expenses                  3,082,139               840,008            1,217,507           1,789,468
Interest on long-term debt                             238,337               136,885              198,402              39,935
Amortization of property, plant and equipment
                                                       213,221               122,933              178,179              35,042
Interest revenue                                       (23,005)              (12,861)             (18,641)             (4,364)
-----------------------------------------------------------------------------------------------------------------------------
                                                     7,751,300             2,235,603            3,240,283           4,209,309
-----------------------------------------------------------------------------------------------------------------------------
Net loss for the period [note 10]                    7,655,124             2,235,603            3,240,283           4,165,657
Deficit accumulated during the
   development stage, beginning of period                   --             3,045,978            4,414,841             249,184
-----------------------------------------------------------------------------------------------------------------------------
Deficit accumulated during the
     development stage, end of period                7,655,124             5,281,581            7,655,124           4,414,841
-----------------------------------------------------------------------------------------------------------------------------

Weighted average number of shares
     outstanding                                                          14,042,819           14,042,819          11,274,996
Basic and diluted loss per share [note 9]                                       0.16                 0.23                0.37
-----------------------------------------------------------------------------------------------------------------------------

See accompanying notes

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                           STATEMENTS OF STOCKHOLDERS'
                       EQUITY (DEFICIENCY) [notes 1 and 9]


From inception to March 31, 2000
[In Canadian dollars]


                                                           Common Stock
                                                -----------------------------------
                                                                                      Additional
                                                                                        paid-in        Accumulated
                                                     Shares           Amount            capital          deficit         Total
                                                                         $                 $                $              $
------------------------------------------------------------------------------------------------------------------------------------

Balance, May 10, 1995                                8,525,000                1             --                 --                1
Net loss 1996 [325 day period]                              --               --             --             (2,865)          (2,865)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1996                              8,525,000                1             --             (2,865)          (2,864)
Net loss 1997                                               --               --             --             (9,332)          (9,332)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1997                              8,525,000                1             --            (12,197)         (12,196)
Deemed common stock paid up as of January 31,
   1998 and issued on August 3, 1998
                                                            --          215,000             --                 --          215,000
Net loss 1998                                               --               --             --           (236,987)        (236,987)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1998                              8,525,000          215,001             --           (249,184)         (34,183)
Deemed common stock issued for cash                  1,746,579        1,083,108             --                 --        1,083,108
Deemed  common  stock  issued  in  exchange  for
   services                                          1,940,000        1,455,000             --                 --        1,455,000
Deemed options granted to consultants                       --               --      1,309,350                 --        1,309,350
Net loss 1999                                                                               --         (4,165,657)      (4,165,657)
Deemed share issuance costs                                 --         (90,200)             --                 --          (90,200)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1999                             12,211,579        2,662,909      1,309,350         (4,414,841)        (442,582)
Deemed common stock issued for cash                  1,893,457        2,595,222             --                 --        2,595,222
Deemed common stock issued in exchange for
   intellectual property [note 12]                   1,072,000        1,072,000             --                 --        1,072,000
Deemed options granted to consultants                       --               --        406,560                 --          406,560
Net loss for the period from April 1, 1999 to
   February 28, 2000                                        --               --             --         (2,850,977)      (2,850,977)
------------------------------------------------------------------------------------------------------------------------------------
Deemed outstanding February 29, 2000                15,177,036        6,330,131      1,715,910         (7,265,818)         780,223
Acquisition of BioSyntech, Inc.
   by Bio Syntech Ltd.                              12,095,000        2,873,848             --                 --        2,873,848
March 31, 2000, issuance [note 9]                      843,500        4,270,243             --                 --        4,270,243
Share issue costs [note 9]                                  --         (341,520)            --                 --         (341,520)
Net loss for the period from February 29, 2000
   to March 31, 2000                                        --               --             --           (389,306)        (389,306)
------------------------------------------------------------------------------------------------------------------------------------
                                                    28,115,536       13,132,702      1,715,910         (7,655,124)       7,193,488
====================================================================================================================================


US dollars [note 2]
Balance as at March 31, 2000                                          9,060,785      1,183,876         (5,281,581)       4,963,080
====================================================================================================================================

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                 CONSOLIDATED STATEMENTS OF CASH FLOWS [note 1]


Years ended March 31, 2000 and 1999

                                                              Cumulative
                                                            from inception
                                                           to March 31, 2000              2000           2000              1999
                                                                   C$                     US$             C$                 C$
-----------------------------------------------------------------------------------------------------------------------------------
                                                               [note 2]
OPERATING ACTIVITIES
Net loss                                                           (7,655,124)      (2,235,604)       (3,240,283)       (4,165,657)
Items not affecting cash
Amortization                                                          213,221          122,933           178,179            35,042
Services paid by the isssuance of common stock                      2,527,000          739,616         1,072,000         1,455,000
Options granted to consultants                                      1,715,910          280,502           406,560         1,309,350
Changes in working capital assets and liabilities
   Accounts receivable                                                (91,376)         (15,811)          (22,916)           (5,377)
   Inventory                                                          (47,188)         (16,205)          (23,488)          (23,700)
   Investment tax credits receivable                                 (575,000)          19,776            28,663          (468,663)
   Prepaid expenses                                                   (18,365)         (12,671)          (18,365)               --
   Deferred revenues                                                   65,451           45,157            65,451                --
   Accounts payable and accrued liabilities                         1,044,440          332,121           481,376           339,156
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities                               (2,821,031)        (740,186)       (1,072,823)       (1,524,849)
----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of property, plant and equipment                             (75,251)          (8,904)          (12,907)          (69,370)
Purchase of short-term investment                                     (75,000)         (51,746)          (75,000)               --
Purchase of other assets                                              (16,650)            (575)             (833)          (14,867)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities                                 (166,901)         (61,225)          (88,740)          (84,237)
----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase in long-term debt                                            700,000               --                --           700,000
Repayment of long-term debt                                          (400,000)        (275,976)         (400,000)               --
Proceeds of demand loan                                               581,845               --                --           581,845
Repayment of demand loan                                             (581,845)        (357,802)         (518,598)          (63,247)
Increase in due to shareholder                                         30,394               --                --            20,394
Repayment to shareholder                                              (20,394)         (14,071)          (20,394)               --
Repayment of obligations under capital leases                        (643,116)         (36,182)          (52,443)         (583,647)
Proceeds from issuance of shares of
   Bio Syntech Ltd. prior to the reverse acquisition                3,890,068        1,790,549         2,595,222         1,083,108
Proceeds from issuance of common shares of
   BioSyntech, Inc. prior to the reverse acquisition                3,399,980        2,331,503         3,379,279                --
Repurchase of common stock of
   BioSyntech, Inc. prior to the reverse acquisition                 (506,380)        (349,372)         (506,380)               --
Proceeds from issuance of common shares of
   BioSyntech, Inc. after the reverse acquisition                   4,270,243        2,946,214         4,270,243                --
Share issue costs                                                    (431,720)        (235,629)         (341,520)          (90,200)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities                               10,289,075        5,799,234         8,405,409         1,648,253
----------------------------------------------------------------------------------------------------------------------------------
Net increase in cash                                                7,301,143        4,997,823         7,243,846            39,167
Cash, beginning of period                                                  --           39,532            57,297            18,130
----------------------------------------------------------------------------------------------------------------------------------
Cash, end of period                                                 7,301,143        5,037,355         7,301,143            57,297
----------------------------------------------------------------------------------------------------------------------------------
Additional information
Interest paid                                                         228,351          129,996           188,416            39,935
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


1.        NATURE OF BUSINESS AND BASIS OF PRESENTATION

The Company was incorporated on December 14, 1994 under the laws of the State of Nevada. The Company's operations and all of its assets are located in Canada.

Pursuant to an Amalgamation agreement dated February 15, 2000, 9083-5661 Quebec Inc., a wholly-owned subsidiary of the Company, and Bio Syntech Ltd. ["Bio Syntech"] were merged into one company under the name of Bio Syntech Canada Inc. ["Bio Syntech Canada"]. As a result of the merger, the Company became the record and beneficial owner of all of the issued and outstanding voting shares of Bio Syntech Canada. The former Bio Syntech shareholders were issued 15,177,036 non-voting exchangeable shares of Bio Syntech Canada's Preferred Stock [the "Class A Shares"]. The Class A Shares are exchangeable on a share-for-share basis [15,177,036] of common stock of the Company. As at March 31, 2000, the related 15,177,036 shares of common stock of the Company have been issued and placed in trust and are thus considered issued and outstanding.

Beneficial holders of the Class A Shares have voting rights equal to the number of Company shares placed in trust. Therefore, the Bio Syntech shareholders are deemed to hold securities with voting rights equal to approximately 55% of the total voting power of the outstanding common stock of the Company. This transaction is considered an acquisition of the Company, which at the date of the transaction was a shell company, by Bio Syntech and has been accounted for as a purchase of the net assets of the Company by Bio Syntech in these consolidated financial statements. Accordingly, this transaction represents a recapitalization of Bio Syntech, the legal subsidiary effective February 29, 2000.

These consolidated financial statements are the continuation of the financial statements of the accounting acquirer Bio Syntech which has a year-end of March
31. This date will continue to be used as the Company's year-end. Bio Syntech's assets and liabilities are included in the consolidated financial statements at their historical carrying amounts. Figures for the years ended as at March 31, 2000 and 1999 are those of Bio Syntech. For purposes of the acquisition, the fair value of the net assets of the Company of $2,873,848 is ascribed to the 12,095,000 previously outstanding common stock of the Company deemed to be issued in the acquisition as follows:

                                                                           $
------------------------------------------------------------------------------

Note receivable from Bio Syntech Ltd.                                2,879,986
Accounts payable and accrued liabilities                               (6,138)
------------------------------------------------------------------------------
Purchase price                                                       2,873,848
------------------------------------------------------------------------------

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


1.        NATURE OF BUSINESS AND BASIS OF PRESENTATION [Cont'd]

The Company is a development stage company engaged in the development of biotherapeutic delivery systems made of proprietary biomaterials. The Company's systems are intended to enable or enhance the treatment of diseases or injuries for which therapies exist or are under development, but must be transported to the site of action. The Company has limited revenues to date and is thus subject to numerous risks, including risks associated with product development and marketing, obtaining the necessary regulatory approvals, growth, manufacturing, competition, and attracting and retaining key personnel. It may be necessary for the Company to raise additional funds for the continuing development and marketing of its technologies.


2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. The significant accounting principles are as follows:

Consolidated financial statements and basis of presentation

The consolidated financial statements include the accounts of BioSyntech, Inc. and the accounts of Bio Syntech Canada Inc. All intercompany transactions and balances have been eliminated. US dollar amounts presented on the consolidated balance sheets, consolidated statements of operations, statements of stockholders' equity (deficiency) and consolidated statements of cash flows are provided for convenience of reference only and are based on the closing exchange rate at March 31, 2000, which was $1.4494 Canadian dollar per US dollar.

Revenue recognition

Revenues from sales of the Company's products are recognized upon shipment.

Inventory

Inventory consists of raw materials. Inventories are stated at the lower of cost [on a first-in, first-out basis] and replacement cost.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

Property, plant and equipment

Property, plant and equipment are recorded at cost. They are amortized over their estimated useful life on a straight-line basis as follows:

Building under capital lease                                       10 years
Office furniture                                                    5 years
Equipment under capital lease                                      10 years
Office furniture under capital lease                                5 years

Research and development expenditures

Research and development expenditures, including equipment used in research and development activities, are expensed as incurred.

Foreign exchange

Monetary assets and liabilities denominated in a foreign currency are translated at the rate of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at the rate of exchange prevailing at the date of the transaction. Revenues and expenses are translated at the monthly average exchange rate prevailing during the period. Foreign exchange gains and losses are included in the determination of net earnings. The Canadian dollar is the functional currency of the Company.

Income taxes

The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109 Accounting for income taxes ["SFAS 109"].

Government assistance

Government assistance in connection with research and development activities is recognized as an expense reduction in the year that the related expenditure is incurred.

Federal and provincial investment tax credits are accounted for using the cost reduction method which recognizes the credits as a reduction of the cost of the related assets or expenditures in the year in which the credits are earned and when there is reasonable assurance of their recovery.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]



2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Cont'd]

Stock option plans

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ["APB"] Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options for options granted to employees and directors.

Impairment of long-lived assets and long-lived assets to be disposed of

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of, if any, are reported at the lower of the carrying amount or fair value less costs to sell.

Basic and diluted loss per common stock

Per share amounts have been computed based on the weighted average number of common shares outstanding each period. The weighted average number of common shares outstanding prior to the transaction of February 29, 2000 are based on the number of BioSyntech common shares outstanding during that period.

Exchangeable shares of Bio Syntech Canada [15,177,036 shares] outstanding are deemed to be outstanding common shares of the Company for the purposes of the loss per share calculations and share continuity disclosures as the exchangeable shares are the economic equivalent of common shares of the Company.


3.          SHORT-TERM INVESTMENT

The short-term investment consists of a held-to-maturity term deposit, maturing on July 21, 2000, which is pledged as collateral security against a letter of guarantee issued by a financial institution.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


4.        RECEIVABLES
                                               2000         1999
                                                 $            $
-------------------------------------------------------------------

Sales tax receivable                           73,623       35,881
Government grants receivable                    3,462       20,423
Other                                          14,291       12,156
------------------------------------------------------------------
                                               91,376       68,460
------------------------------------------------------------------


5.       PROPERTY, PLANT AND EQUIPMENT

                                                            Accumulated        Net
                                              Cost          amortization    book value
                                                $               $               $
---------------------------------------------------------------------------------------

2000
Building and land under capital lease       1,614,629       188,389         1,426,240
Office furniture                               74,357        20,954            53,403
Equipment under capital lease                  18,050         3,009            15,041
Office furniture under capital lease            7,025           819             6,206
--------------------------------------------------------------------------------------
                                            1,714,061       213,171         1,500,890
--------------------------------------------------------------------------------------

1999
Building and land under capital lease       1,613,785        27,000         1,586,785
Office furniture                               68,370         6,837            61,533
Equipment under capital lease                  18,050         1,205            16,845
-------------------------------------------------------------------------------------
                                            1,700,205        35,042         1,665,163
-------------------------------------------------------------------------------------

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


6.        DEMAND LOAN AND CREDIT FACILITY

The demand loan of $518,598 at March 31, 1999 carried interest at the prime rate plus 1.75% and was payable upon receipt of investment tax credits. It was repaid during the year ended March 31, 2000.

The Company has a $50,000 credit facility, maturing July 31, 2000, payable upon demand, bearing interest at prime rate plus 2.5%. A $50,000 charge on inventory and accounts receivable was granted to the financial institution with respect to this facility. As of March 31, 2000, no amount was drawn under this credit facility.

As at March 31, 2000 and 1999, the prime rate was 7% and 6.75% respectively.


7.       LONG-TERM DEBT

                                                                      2000             1999
                                                                        $                $
-----------------------------------------------------------------------------------------------

Bank loan bearing interest at the prime rate. The
loan has an interest exemption period covered by a
governmental  agency, until April 24, 2001,
matures on March 25, 2006 and is payable in
monthly  instalments of $3,333 plus interest starting
on April 25, 2001. The debt is  collateralized  by a
governmental agency and a $200,000 first rank
charge on all tangible and intangible assets not
otherwise encumbered.                                                200,000           200,000

Bank loan  bearing  interest  at the prime rate plus
3.0%,  maturing on July 26, 2001, payable by
monthly  instalments of $6,250 plus interest and
collateralized by a $225,000 first rank charge on
research and development laboratory equipment.                       100,000           175,000

Term loan, without interest, until March 31, 2000,
reimbursed in fiscal 2000.                                                --           325,000
----------------------------------------------------------------------------------------------
                                                                     300,000           700,000
Less:  current portion                                                75,000           400,000
----------------------------------------------------------------------------------------------
                                                                     225,000           300,000
----------------------------------------------------------------------------------------------

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


7.       LONG-TERM DEBT [Cont'd]

The principal instalments payable are as follows for years ending March 31:

                                                                       $
--------------------------------------------------------------------------

2001                                                                75,000
2002                                                                65,000
2003                                                                40,000
2004                                                                40,000
2005                                                                40,000
Subsequent to 2005                                                  40,000
--------------------------------------------------------------------------
                                                                   300,000
--------------------------------------------------------------------------


8.        obligations UNDER capital leaseS

Future minimum lease payments under the capital leases are as follows for years ending March 31:

                                                                       $
--------------------------------------------------------------------------

2001                                                               180,278
2002                                                               170,409
2003                                                               168,000
2004                                                               168,000
2005                                                               168,000
Subsequent to 2005                                                 644,000
--------------------------------------------------------------------------
                                                                 1,498,687
Less:  interest portion at rates varying between 10% and 14.38%    502,942
--------------------------------------------------------------------------
                                                                   995,745
Less:  current portion                                              83,479
--------------------------------------------------------------------------
                                                                   912,266
--------------------------------------------------------------------------

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


9.        Stockholders' equity (deficiency) and
          stock options

Authorized

The authorized common stock of the Company consists of 50,000,000 shares with a par value of $0.001 per share.

On February 2, 2000, the Company completed a private placement yielding gross proceeds of US$2,350,000 and issued 470,000 common shares and 470,000 warrants entitling the holder to purchase an aggregate of 470,000 common shares at a price of US$7.00 on or before September 30, 2001.

On March 31, 2000, the Company issued 723,500 common shares in consideration of $3,670,243 [US$2,532,250] and 120,000 common shares in consideration of $600,000. The share issue costs amounted to $341,520 [US$234,980]. As part of this transaction, a total of 843,500 warrants were issued which entitle the holder to purchase an aggregate of 843,500 common stocks at a price of US$4.50 on or before March 30, 2001.


As of March 31, 2000, a total of 1,313,500 warrants issued by the Company are outstanding.


Stock options

Under the Company's Stock Option Plan, options may be granted for an authorized maximum of 2,500,000 shares of common stock to employees, directors and senior consultants. No options have been granted by the Company. The Board shall have the sole authority to determine the terms and conditions of the options to be issued. The expiry date of options is ten years after the date of grant.

Under the subsidiary's option plan, options may be granted for an authorized maximum of 1,500,000 Class A shares of Bio Syntech Canada. The subsidiary has 1,500,000 options granted entitling the holders to purchase 1,500,000 Class A shares of Bio Syntech Canada which are exchangeable in common shares of BioSyntech, Inc. at prices varying between $0.75 and $2.17. The options are exercisable at any time before the expiry date which is for a maximum of ten years following the date of grant.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


9.        STOCKHOLDERS' EQUITY (DEFICIENCY) AND
          STOCK OPTIONS [Cont'd]

                                                           Stock                   Weighted
                                                          Options              Average Exercise
                                                                                    Price
                                                                                      C$
------------------------------------------------------------------------------------------------

2000
Outstanding, beginning of year                              1,247,500                0.83
Granted                                                       252,500                2.17
Exercised                                                          --                  --
Expired                                                            --                  --
Canceled/ surrendered                                              --                  --
------------------------------------------------------------------------------------------------
Outstanding and exercisable, end of period                  1,500,000                1.06
------------------------------------------------------------------------------------------------
Weighted average fair value of options granted                                       3.25
------------------------------------------------------------------------------------------------

1999
Outstanding, beginning of year                                     --                  --
Granted                                                     1,247,500                0.83
Exercised                                                          --                  --
Expired                                                            --                  --
Canceled/surrendered                                               --                  --
------------------------------------------------------------------------------------------------
Outstanding and exercisable, end of year                    1,247,500                0.83
------------------------------------------------------------------------------------------------
Weighted average fair value of options granted                                       2.96
------------------------------------------------------------------------------------------------

No options were granted prior to 1999. These options expire between December 1, 2001 and June 1, 2008.

182,000 options were granted to consultants in the year ended March 31, 2000 [435,000 for the year ended March 31, 1999]. The fair value of these options at the time of grant has been charged to general and administrative expenses in the amount of $406,560 during the year ended March 31, 2000 [$1,309,350 for the year ended March 31, 1999].

Had compensation cost for the Company's stock options been determined consistent with SFAS No. 123, the Company's pro forma net loss would be increased by $380,000 for the year ended March 31, 2000 [$2,050,000 for the year ended March 31, 1999] and basic loss per share would be increased by $0.03 [$0.18 for the year ended March 31, 1999].

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


9.        STOCKHOLDERS' EQUITY (DEFICIENCY) AND
          STOCK OPTIONS [Cont'd]

The fair value of options at the date of grant was estimated using the Black-Scholes pricing model with the following weighted average assumptions.

                                           2000                     1999
                                             %                        %
------------------------------------------------------------------------

Expected life (years)                      5.00                     5.00
Risk-free interest rates                   6.00                     5.60
Volatility                                 1.21                     0.60
Dividend yield                             0.00                     0.00
------------------------------------------------------------------------

The effects of applying SFAS 123 for the pro forma disclosures are not representative of the effects expected on reported net earnings in future years since valuations are based on highly subjective assumptions about the future, including stock price volatility and exercise patterns.

The following table summarizes information with respect to stock options outstanding for the subsidiary's option plan that the holder may convert into common shares of the Company at March 31, 2000:

                                   Options outstanding and exercisable
    Exercise price              Number           Weighted average remaining
           $                 outstanding           contractual life (years)
---------------------------------------------------------------------------

       0.75                   1,147,500                     2.31
       1.75                     100,000                     8.25
    US 1.50                     252,500                     2.75
---------------------------------------------------------------------------
                              1,500,000                     2.79
===========================================================================

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


9.        STOCKHOLDERS' EQUITY (DEFICIENCY) AND
          STOCK OPTIONS [Cont'd]

Loss per share


The following is a reconciliation of the numerator and denominator of the basic and diluted loss per share computations for the years ended March 31, 2000 and 1999.

                                                       2000            1999
                                                         $              $
--------------------------------------------------------------------------------

Numerator
   Net loss - numerator
   For basic and diluted loss per share              3,240,283         4,165,657
Denominator:
   Denominator for basic loss per share
   Weighted-average shares                          14,042,819        11,274,996
Effect of dilutive securities:
   Stock options and warrants                               --                --
--------------------------------------------------------------------------------
Denominator for diluted loss per share
   Adjusted weighted-average shares and
        assumed conversions                         14,042,819        11,274,996
================================================================================


The Company's diluted net loss per share is equivalent to its basic net loss per share, since all of the Company's potentially issuable securities would have an anti-dilutive effect in 2000 and 1999. These securities are in the form of stock options and warrants.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


10.       INCOME TAXES

There is no provision for income taxes or income tax recovery as the Company has had continuous losses and it is not more likely than not that there will be future taxable income which might offset the current loss carryforward.

Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                                      2000        1999
                                                                        $            $
------------------------------------------------------------------------------------------

Deferred tax assets
Net operating loss carryforwards                                     622,176       123,193
Scientific research and experimental development expenses            451,432       250,823
Excess of tax basis of financing fees over accounting value           20,602        15,064
Excess of tax basis of capital assets over accounting value          471,004       300,266
------------------------------------------------------------------------------------------
Total deferred tax assets                                          1,565,214       689,346
------------------------------------------------------------------------------------------

Deferred tax liabilities
Excess of accounting value of capital assets over tax basis          429,661       297,494
Investment tax credits                                                    --        84,220
------------------------------------------------------------------------------------------
Total deferred tax liabilities                                       429,661       381,714
------------------------------------------------------------------------------------------

Net deferred tax assets (liabilities)
Deferred tax assets                                                1,565,214       689,346
Deferred tax liabilities                                             429,661       381,714
------------------------------------------------------------------------------------------
                                                                   1,135,553       307,632
Valuation allowance                                                1,135,553       307,632
------------------------------------------------------------------------------------------
Net deferred tax assets (liabilities)                                     --            --
==========================================================================================


Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


10.       INCOME TAXES [Cont'd]

The Company has Canadian tax loss and investment tax credit carryforwards for income tax purposes in the amount of approximately $2,073,000 and $139,000, respectively, the benefit of which has been offset by a valuation allowance, that expires as follows:

                                         Tax                  Investment tax
                                       losses                     credits
                                          $                          $
----------------------------------------------------------------------------

2001                                      3,000                       --
2002                                      9,000                       --
2003                                     39,000                       --
2004                                    605,000                       --
2005                                  1,176,000                       --
2006                                    241,000                   32,000
2007                                         --                   65,000
2008                                         --                   22,000
2009                                         --                   20,000
----------------------------------------------------------------------------

The Company has accumulated temporary differences as set out in the summary of deferred tax assets set out above. The differences are mainly in relation to scientific research and experimental development and are in the amount of approximately $1,225,000 at the Canadian federal level and $2,020,000 in Quebec.

The investment tax credits recorded by the Company are subject to review and approval by the tax authorities and it is possible that the amounts granted will be different from the amounts accounted for.


11.       FINANCIAL INSTRUMENTS

[a]      Fair value

Short-term financial assets and liabilities

The carrying amounts of short-term financial assets and liabilities are a reasonable estimate of the fair values because of the short maturity of these instruments. Short-term financial assets comprise cash, the short-term investment, accounts receivable and investment tax credits receivable. Short-term financial liabilities comprise the demand loan and accounts payable and accrued liabilities.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]


11.       FINANCIAL INSTRUMENTS [Cont'd]

Long-term debt

The carrying amount of the Company's floating-rate long-term debt approximates its fair value as it bears interest at current commercial floating rates.

The fair value of the fixed-rate long-term debt and obligations under capital leases are based on the rates in effect for financial instruments with similar terms and maturities, and approximates the carrying amount as of March 31, 2000 and March 31, 1999.

[b]      Credit risk

The  cash  and  short-term   investment  are  held  by  one  Canadian  financial
institution, a chartered bank.



12.       COMMITMENT

Under the terms of a technology licence contract, the Company must pay 5% royalties to a shareholder on future sales of all products and services, sold or offered by the Company, to a maximum of $3 million.



13.      CONTINGENT LIABILITY

A former employee of a subsidiary company has commenced an action alleging that he was wrongfully terminated and seeking $97,000 in compensation allegedly due, the issuance to him of 100,000 Class A common shares of the subsidiary company, which could be converted in common stock of the Company, that were the subject of an option that was alleged to have been granted to him, and punitive damages of $25,000. In the opinion of management, based on the advice and information provided by its legal counsel, the final determination of this litigation is not determinable. As such no provision has been recorded.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


March 31, 2000 and 1999
[In Canadian dollars]



14.      SUBSEQUENT EVENTs

[a]      Private placement

During April and June 2000, the Company issued 1,006,714 units at a price of US$3.50 per unit for a consideration of US$3,523,500 and 60,000 units at a price of C$5,00 per unit for a consideration of C$300,000. The aggregate share issue costs amounted to C$373,746. Each unit consists of one share of common stock BioSyntech, Inc. and one warrant entitling the holder to acquire one share of common stock at a price of US$4.50 on or before March 30, 2001.

[b]      Property, plant and equipment


On July 4, 2000, the Company exercised its option to purchase the building and land under capital lease for an amount of $1,200,000.


15.         RECENT DEVELOPMENTS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities and Activities and Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No.25. SFAS 133 will be effective for the Company's 2002 year-end and interim periods and Activities and Interpretation No.44 will be effective July 1, 2000. The Company has not yet determined the impact, if any, on its consolidated financial statements arising from the eventual application of these accounting recommendations.

Condensed Consolidated Financial Statements
BioSyntech, Inc.
[formerly Dream Team International Inc.]
[a development stage company] - Unaudited

Quarter ended June 30, 2000

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                 CONDENSED CONSOLIDATED BALANCE SHEETS [note 1]


As of June 30, 2000 and March 31, 2000
[In Canadian dollars]

                                                         June 30,              June 30,            March 31,
                                                             2000                  2000                 2000
                                                              US$                   C$                   C$
--------------------------------------------------------------------------------------------------------------
                                                          [note 1
                                                       [unaudited]          [unaudited]

ASSETS
Current assets
Cash                                                    7,397,726            10,953,073           7,301,143
Investment tax credits receivable                         455,896               675,000             575,000
Other current assets                                      163,188               241,615             231,929
--------------------------------------------------------------------------------------------------------------
                                                        8,016,810            11,869,688           8,108,072
--------------------------------------------------------------------------------------------------------------
Property, plant and equipment                           1,009,228             1,494,264           1,517,540
--------------------------------------------------------------------------------------------------------------
                                                        9,026,038            13,363,952           9,625,612
--------------------------------------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities                  335,830               497,230           1,060,928
Other current liabilities                                 129,887               192,312             233,930
--------------------------------------------------------------------------------------------------------------
                                                          465,717               689,542           1,294,858
--------------------------------------------------------------------------------------------------------------
Long-term debt and
   obligations under capital leases                       740,770             1,096,784           1,137,266
--------------------------------------------------------------------------------------------------------------
                                                        1,206,487             1,786,326           2,432,124
--------------------------------------------------------------------------------------------------------------
Contingent liability [note 3]


Shareholders' equity
Common stock [note 2]

   Par value $0.001
   Authorized 50,000,000 shares
   Issued and outstanding
     29,182,250 common shares                          12,323,636            18,246,375          13,132,702
Additional paid-in capital                              1,158,929             1,715,910           1,715,910
Deficit accumulated during the development stage       (5,663,014)           (8,384,659)         (7,655,124)
--------------------------------------------------------------------------------------------------------------
                                                        7,819,551            11,577,626           7,193,488
--------------------------------------------------------------------------------------------------------------
                                                        9,026,038            13,363,952           9,625,612
--------------------------------------------------------------------------------------------------------------


See accompanying notes



-----------------------------------           ----------------------------------
Director                                      Director

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                        CONDENSED CONSOLIDATED STATEMENTS
                             OF OPERATIONS [note 1]


Three-month period ended June 30, 2000 and 1999                        Unaudited
[In Canadian dollars]



                                                        Cumulative
                                                      from inception
                                                         to June 30,
                                                           2000                       2000                2000                 1999
                                                            C$                         US$                  C$                   C$
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   [note 1]

Sales                                                         234,338               44,712               66,200                 --
Cost of sales                                                 100,134               19,027               28,172                 --
------------------------------------------------------------------------------------------------------------------------------------
                                                              134,204               25,685               38,028                 --
------------------------------------------------------------------------------------------------------------------------------------

Research and development expenses                           6,189,020              361,372              535,048            329,061
Investment tax credits                                     (1,513,364)             (67,540)            (100,000)          (184,599)
General and administrative expenses                         3,461,960              256,532              379,821            153,158
Interest on long-term debt                                    267,327               19,580               28,990             18,690
Amortization of property, plant and equipment                 259,177               31,039               45,956             44,434
Interest revenue                                             (145,257)             (82,569)            (122,252)              (195)
------------------------------------------------------------------------------------------------------------------------------------
                                                            8,518,863              518,414              767,563            360,549
------------------------------------------------------------------------------------------------------------------------------------
Net loss for the period                                     8,384,659              492,729              729,535            360,549
Deficit accumulated during the
   development stage, beginning of period                          --            5,170,285            7,655,124          4,414,841
------------------------------------------------------------------------------------------------------------------------------------
Deficit accumulated during the
   development stage, end of period                         8,384,659            5,663,014            8,384,659          4,775,390
====================================================================================================================================
Weighted average number of shares
   outstanding                                                                  29,034,485          29,034,485           9,398,626
Basic and diluted loss per share                                                      0.02                0.03                0.04
====================================================================================================================================

See accompanying notes

                                      F-24


BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                      CONDENSED STATEMENTS OF STOCKHOLDERS'
                          EQUITY (DEFICIENCY) [note 1]


From inception to June 30, 2000                                        Unaudited
[In Canadian dollars]


                                                           Common Stock
                                                -----------------------------------
                                                                                      Additional
                                                                                        paid-in        Accumulated
                                                     Shares           Amount            capital           deficit        Total
                                                                         $                 $                $              $
------------------------------------------------------------------------------------------------------------------------------------


Balance, May 10, 1995                                 8,525,000                1               --               --                1
Net loss 1996 [325 day period]                               --               --               --           (2,865)          (2,865)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1996                               8,525,000                1               --           (2,865)          (2,864)
Net loss 1997                                                --               --               --           (9,332)          (9,332)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1997                               8,525,000                1               --          (12,197)         (12,196)
Deemed common stock paid up as of January 31,
   1998 and issued on August 3, 1998                         --          215,000               --               --          215,000
Net loss 1998                                                --               --               --         (236,987)        (236,987)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1998                               8,525,000          215,001               --         (249,184)         (34,183)
Deemed common stock issued for cash                   1,746,579        1,083,108               --               --        1,083,108
Deemed  common  stock  issued  in  exchange  for
   services                                           1,940,000        1,455,000               --               --        1,455,000
Deemed options granted to consultants                        --               --        1,309,350               --        1,309,350
Net loss 1999                                                --               --               --       (4,165,657)      (4,165,657)
Deemed share issuance costs                                  --          (90,200)              --               --          (90,200)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 1999                              12,211,579        2,662,909        1,309,350       (4,414,841)        (442,582)
Deemed common stock issued for cash                   1,893,457        2,595,222               --               --        2,595,222
Deemed common stock issued in exchange for
   intellectual property                              1,072,000        1,072,000               --               --        1,072,000
Deemed options granted to consultants                        --               --          406,560               --          406,560
Net loss for the period from April 1, 1999 to
   February 28, 2000                                         --               --               --       (2,850,977)      (2,850,977)
------------------------------------------------------------------------------------------------------------------------------------
Deemed outstanding February 29, 2000                 15,177,036        6,330,131        1,715,910       (7,265,818)         780,223
Acquisition of BioSyntech, Inc. by Bio
   Syntech Ltd.                                      12,095,000        2,873,848               --               --        2,873,848
March 31, 2000, issuance                                843,500        4,270,243               --               --        4,270,243
Share issue costs                                            --         (341,520)              --               --         (341,520)
Net loss for the period from February 29, 2000
   to March 31, 2000                                         --               --               --         (389,306)        (389,306)
------------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2000                              28,115,536       13,132,702        1,715,910       (7,655,124)       7,193,488
April 4, 2000 issuance [note 2]                         833,857        4,281,343               --               --        4,281,343
April 17, 2000 issuance [note 2]                         82,000          425,879               --               --          425,879
April 27, 2000 issuance [note 2]                         42,857          221,925               --               --          221,925
June 9, 2000 issuance [note 2]                          108,000          558,272               --               --          558,272
Share issue costs [note 2]                                   --         (373,746)              --               --         (373,746)
Net loss for the period from April 1, 2000 to
   June 30, 2000                                             --               --               --         (729,535)        (729,535)
------------------------------------------------------------------------------------------------------------------------------------
                                                     29,182,250       18,246,375        1,715,910       (8,384,659)      11,577,626
====================================================================================================================================

US Dollars  [note 1]
Balance as at June 30, 2000                                           12,323,636        1,158,929       (5,663,014)       7,819,551
====================================================================================================================================

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                        CONDENSED CONSOLIDATED STATEMENTS
                             OF CASH FLOWS [note 1]


Three-month period ended June 30, 2000 and 1999                        Unaudited
[In Canadian dollars]

                                                               Cumulative
                                                             from inception
                                                              to June 30,
                                                                  2000                    2000            2000             1999
                                                                   C$                      US$              C$               C$
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     [note 1]
OPERATING ACTIVITIES
Net loss                                                         (8,384,659)         (492,729)        (729,535)        (360,549)
Items not affecting cash
   Amortization                                                     259,177            31,039           45,956           44,434
   Services paid by the issuance of common stock                  2,527,000                --               --               --
   Options granted to consultants                                 1,715,910                --               --               --
   Exchange gain                                                   (142,492)          (96,239)        (142,492)              --
Changes in working capital assets and liabilities
   Investment tax credits receivable                               (675,000)          (67,540)        (100,000)        (196,878)
   Other current assets                                            (166,615)           (6,542)          (9,686)          20,587
   Other current liabilities                                         22,091           (29,285)         (43,360)              --
   Accounts payable and accrued liabilities                         480,742          (380,723)        (563,698)         165,648
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities                             (4,363,846)       (1,042,019)      (1,542,815)        (326,758)
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of property, plant and equipment                          (114,581)          (15,318)         (22,680)          (9,024)
Purchase of short-term investment                                   (75,000)               --               --               --
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities                               (189,581)          (15,318)         (22,680)          (9,024)
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase in long-term debt                                          700,000                --               --          300,000
Repayment of long-term debt                                        (418,750)          (12,663)         (18,750)         (18,750)
Proceeds of demand loan                                             581,845                --               --               --
Repayment of demand loan                                           (581,845)               --               --               --
Increase in due to stockholder                                       30,394                --               --               --
Decrease in due to stockholders                                     (20,394)               --               --          (20,394)
Repayment of obligations under capital leases                      (663,106)          (13,501)         (19,990)         (30,509)
Proceeds from issuance of shares of Bio Syntech Ltd. prior
   to the reverse acquisition                                     3,890,068                --               --               --
Proceeds from issuance of common shares of BioSyntech, Inc.
   prior to the reverse acquisition                               3,399,980                --               --               --
Repurchase of common stock of BioSyntech, Inc. prior to the
   reverse acquisition                                             (506,380)               --               --               --
Proceeds from issuance of common shares of BioSyntech, Inc.
   after the reverse acquisition                                  9,757,662         3,706,213        5,487,419               --
Share issue costs                                                  (805,466)         (252,428)        (373,746)              --
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities                             15,364,008         3,427,621        5,074,933          230,347
-----------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                             142,492            96,239          142,492               --
-----------------------------------------------------------------------------------------------------------------------------------
Net change in cash                                               10,953,073         2,466,523        3,651,930         (105,435)
Cash, beginning of period                                                --         4,931,203        7,301,143           57,297
-----------------------------------------------------------------------------------------------------------------------------------
Cash, end of period                                              10,953,073         7,397,726       10,953,073          (48,138)
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


June 30, 2000                                                          Unaudited
[In Canadian dollars]


1.        BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements include the accounts of BioSyntech, Inc. and its wholly-owned subsidiary BioSyntech
Canada, Inc. They have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB and item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying consolidated financial statements contain all adjustments, consisting only of normal recurring accruals considered necessary to present fairly the financial position as of June 30, 2000, the results of operations and cash flows for the three months ended June 30, 2000 and 1999. The balance sheet at March 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the financial statements and notes thereto included in the Company's annual report for the year ended March 31, 2000.

US dollar amounts presented on the condensed consolidated balance sheet and the condensed consolidated statements of operations, stockholders' equity (deficiency) and cash flows are provided for convenience of reference only and are based on the closing exchange rate at June 30, 2000, which was $1.4806 Canadian dollar per US dollar.

The Company is a development stage company engaged in the development of biotherapeutic delivery systems made of proprietary biomaterials. The Company's systems are intended to enable or enhance the treatment of diseases or injuries for which therapies exist or are under development, but must be transported to the site of action. The Company has limited revenues to date and is thus subject to numerous risks, including risks associated with product development and marketing, obtaining the necessary regulation approvals, growth, manufacturing, competition and attracting and retaining key personnel. It may be necessary for the Company to raise additional funds for the continuing development and marketing of its technologies.


2.       STOCKHOLDERS' EQUITY

On April 4, 2000, the Company issued 803,857 common shares in consideration of $4,131,343 [US$2,813,500] and 30,000 common shares in consideration of $150,000.
The share issue costs amounted to $326,187. As part of this transaction, a total of 833,857 warrants were issued which entitle the holder to purchase an aggregate of 833,857 common shares at a price of US$4.50 on or before March 30, 2001.

On April 17, 2000, the Company issued 82,000 common shares in consideration of $425,879 [US$287,000]. The share issue costs amounted to $33,912. As part of this transaction, a total of 82,000 warrants were issued which entitle the holder to purchase an aggregate of 82,000 common shares at a price of US$4.50 on or before March 30, 2001.

BioSyntech, Inc. [formerly Dream Team International Inc.]
A development stage company

                         NOTES TO CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


June 30, 2000                                                          Unaudited
[In Canadian dollars]


2.       STOCKHOLDERS' EQUITY [Cont'd]

On April 27, 2000, the Company issued 42,857 common shares in consideration of $221,925 [US$150,000]. As part of this transaction, a total of 42,857 warrants were issued which entitle the holder to purchase an aggregate of 42,857 common shares at a price of US$4.50 on or before March 30, 2001.

On June 9, 2000, the Company issued 78,000 common shares in consideration of $408,272 [US$273,000] and 30,000 common shares in consideration of $150,000. The share issue costs amounted to $13,647. As part of this transaction, a total of 108,000 warrants were issued which entitle the holder to purchase an aggregate of 108,000 common shares at a price of US$4.50 on or before March 30, 2001.

As of June 30, 2000, a total of 2,380,214 warrants issued by the Company are outstanding as follows:

     Number of warrants                  Expiry date           Exercise price
--------------------------------------------------------------------------------

                 1,910,214                March 30, 2001           US$ 4.50
                   470,000            September 30, 2001           US$ 7.00
--------------------------------------------------------------------------------
                 2,380,214
================================================================================


3.       CONTINGENT LIABILITY

A former employee of a subsidiary company has commenced an action alleging that he was wrongfully terminated and seeking $97,000 in compensation allegedly due, the issuance to him of 100,000 Class A common shares of the subsidiary company, which could be converted in common stock of the Company, that were the subject of an option that was alleged to have been granted to him, and punitive damages of $25,000. In the opinion of management, based on the advice and information provided by its legal counsel, the final determination of this litigation is not determinable. As such no provision has been recorded.


4.       SUBSEQUENT EVENT

On July 4, 2000, the Company exercised its option to purchase the building and land under capital lease for an amount of $1,200,000.

On August 4, 2000, 425,000 options on common share under the BioSyntech, Inc. option plan have been granted to Directors and Officers. These options may be exercised at a price of US$4.00 over a three year period on which 125,000 options are exercisable immediately, 175,000 options on August 2001, 50,000 options on August 2002 and 75,000 options on August 2003.